Exhibit 2.1

Execution Version

Stock Purchase Agreement

by and among

Clarus Corporation,

Everest/Sapphire Acquisition, LLC

S.K.B. Corporation,

David Sanderson,

and

Steven Kottman,

and

Steven Kottman,

as the “Sellers’ Representative”

dated as of March 10, 2020

TABLE OF CONTENTS

Page

Article I Definitions		1
1.1.	Certain Definitions	1
1.2.	Certain Words, Symbols and Meanings	15
Article II Purchase of Shares; Consideration		16
2.1.	Purchase and Sale of Shares	16
2.2.	Consideration	16
2.3.	Closing of the Share Purchase	17
2.4.	Purchase Price Adjustment	17
Article III Representations and Warranties Regarding the Company		19
3.1.	Organization of the Company	19
3.2.	Capitalization of the Company	20
3.3.	Authorization; Enforceability	21
3.4.	Financial Statements	21
3.5.	Governing Documents, Books and Records	21
3.6.	Absence of Undisclosed Liabilities	21
3.7.	Compliance with Law; Governmental Authorizations	22
3.8.	No Conflicts; Change of Control	22
3.9.	Contracts	23
3.10.	Litigation; Disputes	24
3.11.	Taxes	25
3.12.	Absence of Certain Changes or Events	28
3.13.	Employee Benefit Plans	30
3.14.	Intellectual Property	33
3.15.	Title to and Condition of Properties; Liens	35
3.16.	Real Property	35
3.17.	Inventory	36
3.18.	Related Parties	37
3.19.	Environmental Matters	37
3.20.	Labor Matters	39
3.21.	Officers and Employees	40

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3.22.	Brokers and Finders	41
3.23.	Banking Relationships	41
3.24.	Customers and Suppliers	41
3.25.	Products; Product Liability	41
3.26.	Insurance	41
3.27.	Propriety of Past Payments	42
3.28.	Personal Information Laws	42
3.29.	International Trade Laws and Regulations	42
3.30.	Full Disclosure	43
Article IV Representations and Warranties Regarding the Sellers		43
4.1.	Capacity	43
4.2.	Validity and Execution of Agreements	43
4.3.	Company Common Stock Ownership	43
4.4.	No Conflicts	44
4.5.	Government Consents	44
4.6.	Litigation	44
4.7.	FIRPTA	44
4.8.	Brokers and Finders	44
4.9.	Payment Shares	44
Article V Representations and Warranties Regarding the Parent and the Buyer		45
5.1.	Organization	45
5.2.	Authorization; Enforceability	46
5.3.	No Conflicts	46
5.4.	Brokers and Finders	46
5.5.	Financial Ability	46
5.6.	SEC Filings; Registration Statement; Financial Statements; Other Reports	47
Article VI Covenants and Other Agreements		47
6.1.	Interim Operations of the Company	47
6.2.	Access	50
6.3.	Existing Confidentiality Agreement; Publicity	50
6.4.	Efforts and Actions to Cause Closing to Occur	51
6.5.	Notification of Certain Matters	52
6.6.	Subsequent Actions	53
6.7.	Interim Financial Statements	53

6.8.	Certain Communications	53
6.9.	Acquisition Proposals	53
6.10.	Confidentiality	54
6.11.	Non-Competition, Non-Disparagement, and Non-Interference	54
6.12.	Continuing Obligations; Equitable Remedies	56
6.13.	Pre-Closing Actions	56
6.14.	Parent SEC Filings	56
6.15.	Payment Shares	57
Article VII Conditions Precedent to the Obligations of the Buyer		58
7.1.	Representations and Warranties	58
7.2.	Performance of Agreements, Covenants and Obligations	59
7.3.	Material Adverse Effect	59
7.4.	Legal Prohibition	59
7.5.	Closing Certificate	59
7.6.	Consents and Approvals Obtained	59
7.7.	Delivery of Certificates for Shares	59
7.8.	Good Standing; Governing Documents	60
7.9.	Officer Certificate	60
7.10.	Tax Certificate	60
7.11.	Delivery by the Sellers	60
7.12.	Resignations	60
7.13.	[Intentionally Omitted.]	60
7.14.	No Liabilities	61
7.15.	Registration Statement	61
7.16.	R&W Insurance Policy	61
7.17.	General	61
Article VIII Conditions Precedent to the Obligations of the Company and the Sellers		62
8.1.	Representations and Warranties	62
8.2.	Performance of Agreements, Covenants and Obligations	62
8.3.	Legal Prohibition	62
8.4.	Closing Certificate	62
8.5.	Delivery by the Buyer	62
8.6.	General	62

8.7.	Effectiveness of Registration Statement	63
8.8.	Third Party Consents	63
Article IX	Tax Matters	63
9.1.	Tax Covenants	63
9.2.	Tax Indemnification and Related Matters	66
9.3.	Coordination with Agreement	67
Article X Termination		67
10.1.	Termination Events	67
Article XI Survival; Indemnification		69
11.1.	Survival	69
11.2.	Prior Knowledge	69
11.3.	Indemnification	69
11.4.	Notification of Claims	71
11.5.	Limitations on Indemnification	72
11.6.	Payment of Claims	74
11.7.	No Circular Recovery	74
11.8.	Tax Treatment	75
11.9.	Exclusive Remedy	75
Article XII Additional Agreements		75
12.1.	Termination of Certain Agreements	75
12.2.	Authorization of Sellers’ Representative	75
Article XIII Miscellaneous		75
13.1.	Expenses	78
13.2.	Successors	78
13.3.	Further Assurances	78
13.4.	Waiver	78
13.5.	Entire Agreement	78
13.6.	Governing Law	78
13.7.	Consent to Jurisdiction	79
13.8.	Debt Financing Matters	79
13.9	Waiver of Jury Trial	80
13.10.	Assignment	80
13.11.	Specific Performance	80

13.12.	Notices	80
13.13.	Headings	82
13.14.	Counterparts	82
13.15.	Exhibits and Schedules	82
13.16.	Severability	82
13.17.	No Third Party Beneficiaries	82
13.18.	Time of the Essence	82
13.19.	Negotiation of Agreement	82
13.20.	Amendment	83
13.21.	Joint Representation	83
13.22.	Parent Guaranty	83

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Table of Schedules

3.1	Organization of the Company
3.2	Capitalization
3.4	Financial Statements
3.5	Governing Documents, Books and Records
3.6	Absence of Undisclosed Liabilities
3.7	Compliance with Law; Governmental Authorization
3.8	No Conflicts; Change of Control
3.9	Contracts
3.10	Litigation; Disputes
3.11	Taxes
3.12	Absence of Certain Changes or Events
3.13	Employee Benefit Plans
3.14	Intellectual Property
3.15	Title to and Condition of Properties; Liens
3.16	Real Property
3.17	Inventory
3.18	Related Parties
3.19	Environmental Matters
3.20	Labor Matters
3.21	Officers and Employees
3.22	Brokers and Finders
3.23	Banking Relationships
3.24	Significant Customers and Suppliers
3.25	Products; Product Liability
3.26	Insurance
4.3	Company Common Stock Ownership
4.8	Brokers and Finders
6.1	Interim Operations of the Company
6.4	Estoppels and Consents
7.17	Qualifications
12.1	Termination of Certain Agreements

Table of Exhibits

Exhibit A Form of Lock-up Agreement

Exhibit B Form of Sellers’ Release

Exhibit C Form of Lease for W. Levers Place

Exhibit D Form of Lease for N. Case

Exhibit E Form of R&W Insurance Policy

Exhibit F Target Working Capital Calculation

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Stock Purchase Agreement

This Stock Purchase Agreement, dated as of March 10, 2020 (this “Agreement”), is entered into by and among Clarus Corporation, a Delaware corporation (“Parent”), Everest/Sapphire Acquisition, LLC, a Delaware limited liability company (the “Buyer”), S.K.B. Corporation, a California corporation (the “Company”), David Sanderson and Steven Kottman (each individually referred to herein as a “Seller,” and collectively, as the “Sellers”), and Steven Kottman, as the “Sellers’ Representative”.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions set forth herein (the “Share Purchase”).

AGREEMENT

NOW, THEREFORE, in consideration of the terms, conditions and other provisions herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

1.1.            Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Firm” shall mean PricewaterhouseCoopers LLP or another independent accounting firm chosen jointly by the Buyer and the Sellers’ Representative.

“Accounting Principles” means GAAP, as applied using the same accounting methods, policies, principles, practices and procedures (including classifications, judgments and estimation methodologies) as were used in the preparation of the Financial Statements, in each case subject to the specific methods, policies, principles, practices and procedures used in the preparation of the Estimated Closing Statement pursuant to Section 2.4.

“Acquisition Proposal” shall mean any inquiries, proposals or offers from any Person other than Buyer, its Affiliates or representatives relating in any way to (i) any investment in the Company, (ii) any acquisition of direct or indirect control of the Company, (iii) the purchase of any of the Company’s securities, (iv) the purchase of any significant amount of the assets or business of the Company, or any lease, exchange, mortgage, pledge, transfer or other disposition thereof (other than assets leased, exchanged, mortgaged, pledged, transferred or otherwise disposed of in the Ordinary Course of Business and not in connection with the sale of or transfer of a business), or (v) any business combination or other transaction relating to the sale or transfer of any business or business line of the Company including, without limitation, any merger, consolidation, acquisition, tender or exchange offer, recapitalization, reorganization, dissolution, liquidation, issuance, disposition, or other similar transaction of any nature that would have a similar financial result as the Share Purchase.

“Adjustment Amount” shall have the meaning set forth in Section 2.4(f).

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to (i) vote fifty (50%) or more of the voting securities of such Person, or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms and phrases “controlled” and “controlling” have meanings correlative thereto.

“Balance Sheet” shall mean the unaudited balance sheet of the Company included in the Financial Statements as of December 31, 2019, and delivered in the Seller Disclosure Schedule.

“Balance Sheet Date” shall mean December 31, 2019.

“Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Business” shall mean the design, manufacture and sale of travel, storage and shipping protective cases for technical, music, photo, video and audio equipment, sporting and recreational goods and industrial, medical and military applications, and in each case as collectively and currently operated and/or currently proposed to be operated by the Company and the Company Subsidiary as of the date of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, NY are authorized or required by Law to close.

“Buyer” shall have the meaning set forth in the first paragraph hereof.

“Buyer Ancillary Agreements” shall mean those certain agreements set forth in Section 8.5.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.3(a).

“Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be required to be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Cash” means the aggregate cash and cash equivalents (including bank account balances and deposits in transit or not yet recorded), including any evidences of short-term, highly liquid investments with original maturities of ninety (90) days or less, calculated in accordance GAAP.

“Cash Payment” shall have the meaning set forth in Section 2.2(a).

“CERCLA” shall have the meaning set forth in Section 3.19(e).

“Change of Control Agreements” shall mean the Contracts designated as such on Schedule 3.8(b) and any other similar Contracts entered into by the Company prior to Closing requiring, or triggering a potential, payment to be made as a result of the consummation of the Share Purchase or any of the other transactions contemplated by this Agreement.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Date Cash Payment” means an amount equal to:

(i)       the sum of the following amounts, without duplication:

(A)	the Cash Payment; and

(B)	an amount equal to the absolute value of the Closing Working Capital less the Target Working Capital, if a positive number; and

(ii)       less the sum of the following amounts, without duplication:

(A)	the Closing Indebtedness;

(B)	the Closing Transaction Expenses;

(C)	an amount equal to the absolute value of the Closing Working Capital less the Target Working Capital, if a negative number;

(D)	an amount equal to one-half of the R&W Policy Premium; and

(F)	an amount equal to one-half of the filing fee required by the HSR Act.

“Closing Indebtedness” shall have the meaning set forth in Section 2.4(b).

“Closing Statement” shall have the meaning set forth in Section 2.4(b).

“Closing Transaction Expenses” shall have the meaning set forth in Section 2.4(b).

“Closing Working Capital” shall have the meaning set forth in Section 2.4(b).

“COBRA” shall have the meaning set forth in Section 3.13(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Company Common Stock” shall mean the meaning set forth in Section 3.2(a).

“Company Insurance Policies” shall have the meaning set forth in Section 3.26.

“Company Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Company Licensed Intellectual Property” shall have the meaning set forth in Section 3.14(c).

“Company Owned Intellectual Property” shall have the meaning set forth in Section 3.14(b).

“Company Subsidiary” shall mean Mexicase S.A. de C.V.

“Contract” shall mean, with respect to a Person, any contract, undertaking agreement, arrangement, commitment, indemnity, indenture, note, guaranty, instrument, lease or understanding, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing to which such Person is legally bound.

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”

“Debt Financing” shall have the meaning set forth in Section 13.8.

“Debt Financing Commitment” shall mean the financing commitments pursuant to that certain amended and restated commitment letter dated March 10, 2020, executed by each of JPMorgan Chase Bank, N.A., U.S. Bank National Association and Zions Bancorporation, National Association, dba Zions Bank.

“Debt Financing Sources” shall mean the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Financing Commitment or other financings in connection with the transactions contemplated hereby, including the parties named in the definition of Debt Financing Commitment, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and the respective former, current or future officers, directors, employees, agents, general or limited partners, managers, members, stockholders, controlling persons and representatives of each of the foregoing, and, in each case, their respective successors and assigns.

“Defect” shall mean a defect or impurity, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity or dangerous propensity.

“Determination Date” shall have the meaning set forth in Section 2.4(e).

“Dispute Notice” shall have the meaning set forth in Section 2.4(c).

“Disputed Items” shall have the meaning set forth in Section 2.4(c).

“DOJ” shall have the meaning set forth in Section 6.17.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial orders, suits, demands, demand letters, directives, claims, liens, investigations, requests for information, administrative proceedings, or notices of noncompliance or violation (written or oral) by any Person (including, without limitation, any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, closure costs, supplemental environmental projects, property damages, personal injuries, penalties, and leaking underground storage tanks) arising out of, based on or resulting from (i) the presence, or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

“Environmental Enforcement Liability” shall have the meaning set forth in Section 3.19(b).

“Environmental Law” shall mean all applicable foreign, including without limitation, United States, federal, state and local Laws (including common law), statutes, ordinances, codes, rules, requirements, regulations, orders, judgments, decrees, injunctions, agreement or Contract with or by any Governmental Authority relating to pollution, the protection of the environment (including, without limitation, air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, Laws relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, discharge, disposal, transport or handling of Hazardous Materials or relating to management of asbestos or polychlorinated biphenyls (“PCBs”) in buildings, structures, or equipment, including, without limitation, as amended, Part IIA of the Environmental Protection Act 1990, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., Emergency Planning & Community Right to Know Act, 42 U.S.C. § 11001 et seq., Solid Waste Disposal Act and Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., Clean Air Act, 42 U.S.C. § 7401, et seq., Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., and Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Permits” shall have the meaning set forth in Section 3.19(a).

“Equity Interests” shall mean, with respect to any Person, the (a) capital stock, partnership interests, membership interests, beneficial interests or any other equity or ownership interests in the Person referenced, or (b) any instruments convertible into or exchangeable for, or whose value is determined by reference to, any such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member, (iii) any member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which that Person or any entity described in clause (i) or (ii) is a member, and any other entity required to be aggregated with such Person pursuant to Section 414(o) of the Code.

“Estimated Closing Date Cash Payment” means an amount equal to

(i)       the sum of the following amounts, without duplication:

(A)	the Cash Payment; and

(B)	an amount equal to the absolute value of the Estimated Closing Working Capital less the Target Working Capital, if a positive number; and

(ii)       less the sum of the following amounts, without duplication:

(A)	the Estimated Closing Indebtedness;

(B)	the Estimated Closing Transaction Expenses;

(C)	an amount equal to the absolute value of the Estimated Closing Working Capital less the Target Working Capital, if a negative number;

(D)	an amount equal to one-half of the R&W Policy Premium; and

(F)	an amount equal to one-half of the filing fee required by the HSR Act.

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Transaction Expenses” shall have the meaning set forth in Section 2.4(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 2.4(a).

“Exchange Act” shall mean Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Confidentiality Agreement” shall mean that certain confidentiality letter agreement dated as of October 25, 2019 and entered into by and between Parent and the Company.

“Final Determination” shall have the meaning set forth in Section 11.6(a).

“Financial Statements” shall have the meaning set forth in Section 3.4.

“Financing Sources” shall have the meaning set forth in Section 6.17.

“Financings” shall have the meaning set forth in Section 6.17.

“Fraud” means: (a) with respect to a Seller, a willful and knowing false representation by such Seller of a material fact upon which Buyer reasonably relies to its detriment; and (b) with respect to Buyer, a willful and knowing false representation by Buyer of a material fact upon which Sellers reasonably relied to their detriment. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated by this Agreement, for equitable fraud, promissory fraud, unfair dealings fraud, or any other fraud based claim or theory.

“FTC” shall have the meaning set forth in Section 6.17.

“Fundamental Representations” shall have the meaning set forth in Section 11.5(a).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governing Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, certificate of formation, the memorandum and articles of association (or the equivalent organizational documents) of such Person, (b) the bylaws, operating agreement (or the equivalent governing documents) of such Person, and (c) any document setting forth the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s authorized stock or other Equity Interests.

“Governmental Authority” shall mean (i) any government or any agency, body, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality thereof, whether international, federal, state or local, domestic or foreign (including without limitation, any state or local attorney general), [and for the avoidance of doubt shall include, but not be limited to the DOJ and the FTC] and/or (ii) any arbitrator, mediator or other intervening Person having authority with respect to the applicable matter.

“Hazardous Material” shall mean (i) any petroleum or any products, by products or fractions thereof, (ii) asbestos in any form, (iii) urea formaldehyde foam insulation, (iv) any form of natural gas, explosives, PCBs, lead, lead based paint, radon or other radioactive material, (v) any chemicals, materials or substances (including, without limitation, waste materials, raw materials, byproducts, co-products or finished products), provided the foregoing are, under Environmental Law, defined as, or regulated as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminations,” “contaminants,” “solid wastes,” “special wastes,” or words of similar import under any Environmental Law, and (vi) any other substances of any kind regulated or forming the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as to any Person at a particular time, the sum of all of the following without duplication, whether or not included as indebtedness in accordance with GAAP, (i) all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar debt instruments; (ii) all obligations of such Person to pay the deferred purchase price of any property or services (other than accrued expenses and trade accounts payable in the Ordinary Course of Business); (iii) all obligations of such Person in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for under GAAP as a Capital Lease; (iv) all Liabilities under any swap, future or option agreement or other similar Contracts, instruments or derivatives designed to protect the Company against fluctuations in interest rates, foreign exchange or other capital market risks, (v) all fees, penalties and other payments, including, without limitation, breakage fees, prepayment fees and change of control fees, payable with respect to indebtedness described in the foregoing clauses (i) through (v) as a result of or in connection with the Share Purchase, (vi) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (v), and (vii) all indebtedness referred to in the foregoing clauses (i) through (vi) which is directly or indirectly guaranteed by the Company.

“Indemnification Threshold” shall have the meaning set forth in Section 11.5(a).

“Indemnified Party” shall have the meaning set forth in Section 11.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.4(a).

“Insurance Organizations” shall have the meaning set forth in Section 3.16(e).

“Intellectual Property” shall mean any United States, foreign, international and state (i) patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial designs, industrial design registrations, certificates of invention, utility models and any other rights to inventions (collectively, “Patents”); (ii) trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); (iii) Internet domain names; (iv) copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works (collectively, “Copyrights”); (v) Software; (vi) technology, trade secrets and know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”); (vii) rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons; and (viii) any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future or in any part of the world.

“Interim Financial Statements” shall mean the unaudited balance sheets of the Company as of the last Business Day of each calendar month ending after December 31, 2019, and the related unaudited consolidated statements of income for each such calendar month.

“IRS” shall mean the Internal Revenue Service of the United States or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” shall mean (a) with respect to the Company and the Company Subsidiary, the actual knowledge, after due inquiry of each of the officers and directors of the Company and Hector Cabral only, of each of the Sellers and each of Robert Wilkes and Paula Hoffert, (b) with respect to any Seller, the actual knowledge, after due inquiry, of such Seller, and (c) with respect to the Buyer, the actual knowledge of the Chief Financial Officer of the Parent, after due inquiry.

“Law” shall mean, with respect to any Person, any statute, code, law, rule, regulation, ordinance, treaty, administrative action, Order, or other requirement of any Governmental Authority or a national securities exchange (including those requirements imposed by common law), applicable to such Person (or any of its properties or assets) or any of its officers, directors, employees, consultants or agents in connection with activities taken on behalf of such Person.

“Liabilities” shall have the meaning set forth in Section 3.6.

“License Agreements” shall have the meaning set forth in Section 3.14(c).

“Licensed Intellectual Property” shall have the meaning set forth in Section 3.14(c).

“Licenses” shall have the meaning set forth in Section 3.7(b).

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, charge, option, hypothecation, security, title retention, easement, right of way, encroachment or other survey defect, transfer or title restriction, voting trust agreement or other encumbrance (whether arising by contract or by operation of Law).

“Litigation” shall mean any dispute, claim, action, grievance, suit or inquiry or any legal, administrative arbitration, investigation, inquiry, enforcement or other proceedings or hearings by or before any Governmental Authority.

“Lock-up Agreement” shall mean the lock-up agreement, with respect to the Payment Shares, in the form attached hereto as Exhibit A.

“Losses” shall mean the full amount of all Liabilities, damages, claims, deficiencies, fines, fees, assessments, losses, Taxes, penalties, interest, awards, settlements, recourses, judgments, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted in any way against an Indemnified Party relating to the applicable matter, together with the related costs of enforcement and collection by the Indemnified Party against the Indemnifying Party.

“Material Adverse Effect” shall mean, with respect to a Person, any change or changes, effect or effects, event or events, or circumstance or circumstances, that individually or in the aggregate are or could reasonably be expected to be materially adverse to (i) the business, assets, properties, condition (financial or otherwise), Liabilities or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its respective obligations under this Agreement; provided, however, that any adverse result, occurrence, fact, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, (ii) any changes in GAAP or accounting standards or interpretations thereof, (iii) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (iv) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, or (v) any taking of any action at the request of Buyer; except, in each case with respect to clauses (i) through (iii), to the extent that such event, change or development materially and disproportionately affects the Company and the Company Subsidiary, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiary operate.

10

“Material Contract” shall mean any Contract which is set forth on, or is required to be set forth on, Schedule 3.9.

“Multiemployer Plan” shall have the meaning set forth in ERISA §3(37).

“N. Case Lease” shall have the meaning set forth in Section 7.11(c).

“Net Working Capital” means (without duplication), with respect to the Company at any given time, the current assets of the Company less the current liabilities of the Company, in each case, as calculated in accordance with the Accounting Principles used in the preparation of the Financial Statements as of the year ended December 31, 2019. For the avoidance of doubt, “Net Working Capital” excludes Cash and financial Indebtedness, income taxes, distributions payable to the Sellers recorded in GL account 2190-0, notes receivable recorded in GL account 1061-0, capitalized labor and overhead historically recorded in GL account 1071-0 and vacation accrual historically recorded in GL account 2075-0.

“Order” shall mean any judgment, decree, order, writ, injunction, permit or license of any Governmental Authority.

“Ordinary Course of Business” shall mean, for any Person, the ordinary course of business of such Person, consistent with past custom and practice (including with respect to quantity and frequency).

“Parent” shall have the meaning set forth in the first paragraph hereof.

“Parent Common Stock” shall mean the common stock, $0.0001 par value, of Parent.

“Parent SEC Filings” shall have the meaning set forth in Section 6.14.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property.”

“Payment Shares” shall have the meaning set forth in Section 2.2(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” shall mean any and all (i) statutory liens of landlords, common carrier liens, warehousemen’s liens and other similar liens, and liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each instance to the extent incurred in the Ordinary Course of Business; (ii) any and all matters of record, zoning, variances, encumbrances, restrictions, easements or other imperfections of title or Liens on any Real Property or other property or asset that do not materially diminish the value thereof or interfere with the use thereof in the operations of the Company as presently conducted and as proposed to be conducted; (iii) liens on goods in transit incurred pursuant to documentary letters of credit; (iv) liens for Taxes not yet due and payable and liens for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been set aside; and (v) purchase money liens and liens securing rental payments under Capital Lease arrangements.

“Person” shall mean any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint stock company, trust, unincorporated body or organization, or other body or organization, whether or not a legal entity, and any Governmental Authority.

“Personal Information” shall mean any information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose.

“Pre-Closing Tax Period” shall mean (i) any taxable period ending or deemed by any applicable Laws as having ended on the day immediately prior to the Closing Date, or (ii) with respect to a Straddle Period, the portion of such Straddle Period ending on the day immediately prior to the Closing Date.

“Product” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company, including any product sold by the Company as the distributor or agent, or pursuant to any other contractual relationship with a manufacturer.

“Property Taxes” shall have the meaning set forth in Section 9.1(b).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“R&W Insurance Policy” shall have the meaning set forth in Section 7.16.

“R&W Policy Fees and Expenses” shall have the meaning set forth in Section 7.16.

“R&W Policy Premium” shall have the meaning set forth in Section 7.16.

“Real Property” shall have the meaning set forth in Section 3.16(a).

“Real Property Permits” shall have the meaning set forth in Section 3.16(e).

“Registration Statement” means, collectively, the Registration Statement on Form S-4 (Registration File No. 333-218752) filed with the SEC by Parent, along with any and all of the amendments and prospectus supplements thereto.

“Related Parties” or “Related Party” shall have the meaning set forth in Section 3.18.

“Release” shall have the meaning set forth in CERCLA.

“Resolution Period” shall have the meaning set forth in Section 2.4(d).

“Restricted Period” shall have the meaning set forth in Section 6.11(b).

“Return” or “Returns” shall mean all returns, declarations, forms, schedules, reports, elections, notices, filings, claims for refund, estimates, information returns, statements and other documents of any nature whatsoever, including all related or supporting information and all amendments with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the payment, remittance determination, assessment, collection or administration of any Taxes, including any installment thereof.

“Rights” shall mean, with respect to a Person, any subscriptions, options, warrants, rights (including phantom stock or stock appreciation rights), preemptive rights, voting, approval or proxy rights, or other Contracts, including any right of registration, conversion or exchange under, any outstanding security, instrument or Contract obligating such Person, or any Affiliate of such Person, to issue, sell, purchase or register any Equity Interests of such Person or to grant, extend or enter into any security, instrument or Contract with respect to the Equity Interests of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” shall have the meaning set forth in the first paragraph hereof.

“Seller Ancillary Agreements” shall mean those certain agreements set forth in Section 7.11 and the certificates set forth in Sections 7.5, 7.9 and 7.10 upon delivery pursuant hereto.

“Seller Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3(b).

“Sellers’ Releases” shall mean the release instrument in the form of Exhibit B attached hereto.

“Sellers’ Representative” shall have the meaning set forth in the first paragraph hereof.

“Share Purchase” shall have the meaning set forth in the Recitals section set forth above.

“Shareholder Agreement” shall mean that certain agreement by and among Sellers and the Company dated as of November 16, 1992.

“Shares” shall have the meaning set forth in the Recitals section set forth above.

“Significant Customers and Suppliers” shall mean, collectively, (i) each of the 10 (ten) largest customers (as measured by dollar volume of sales) and suppliers (as measured by dollar volume of purchases) of the Company (on a consolidated basis) for the year ended December 31, 2019; and (ii) the suppliers of goods and services necessary for the conduct of the Business, as presently conducted, which are not readily available from alternate sources on terms and conditions comparable to those presently available to the Company.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on the Internet site(s), of the Company, (v) all computer-aided design software, including the underlying data, and (vi) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

“Straddle Period” shall have the meaning set forth in Section 9.1(a).

“Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership); (ii) at least (A) a majority of the voting rights or (B) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries; or (iii) is otherwise controlled, directly or indirectly, by such Person.

“Target Working Capital” shall mean an amount equal to $11,995,000.

“Tax” or “Taxes” shall mean all forms of Federal, state, county, local, municipal, foreign and other taxes, levies, dues, imposts, assessments, duties, tariffs or similar charges of any kind whatsoever of any jurisdiction imposed or charged by a Taxing Authority, including all corporate franchise, income, sales, supplies, occupation, use, goods and services, ad valorem, receipts, value added, profits, state assessments on unclaimed property, license, withholding, payroll, employment, unemployment, excise, premium, property, customs, net worth, capital gains, capital transfer, inheritance, social security, foreign social insurance and/or benefits, alternative minimum, recapture and other taxes, and including any interest, fines, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Claim” shall have the meaning set forth in Section 9.2(c).

“Taxing Authority” shall mean any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

“Terminable Contracts” shall mean any Contract that can be terminated by the Company for any reason at the option of the Company, either (i) on not more than sixty (60) days’ notice, or (ii) without any payment by or penalty to the Company.

“Termination Date” shall have the meaning set forth in Section 10.1(b)(ii).

“Third Party Claim” shall have the meaning set forth in Section 11.4(b).

“Third-Party Licensed Intellectual Property” shall have the meaning set forth in Section 3.14(c).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” shall mean, without duplication, the sum of any fees, costs and expenses incurred or payable by Buyer, Company or Sellers, respectively, in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, fees and expenses of attorneys, accountants, and financial, environmental and other advisors, as well as any sale bonus, success, retention, change of control or similar payment, severance or other payment incurred or payable by the Company as a result of the consummation of the transactions contemplated by this Agreement (including any such payments under any Benefit Plan), together with all payroll, employment or similar Taxes imposed with respect to any such payment.

“Transfer Taxes” shall have the meaning set forth in Section 9.1(e).

“Unresolved Items” shall have the meaning set forth in Section 2.4(e).

“Voting Debt” shall mean Indebtedness either (i) having general voting rights, and/or (ii) convertible into securities having such rights.

“W. Levers Place Lease” shall have the meaning set forth in Section 7.11(d).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Work Interference” shall have the meaning set forth in Section 3.20(a).

1.2.         Certain Words, Symbols and Meanings.

(a)          The words “hereof,” “herein,” “hereby” and “hereunder,” and words of like import, refer to this Agreement as a whole and not to any particular section hereof. References herein to any section, schedule or exhibit refer to such section of, or such schedule or exhibit to, this Agreement unless the context otherwise requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require. Words in the singular include the plural and in the plural include the singular. All references to “dollars” or “$” in this Agreement refers to United States dollars. A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

(b)           References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States, be deemed to include that which in that jurisdiction most nearly approximates to the legal term in question.

Article II
Purchase of Shares; Consideration

2.1.         Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, and in consideration of the payment by the Buyer to the Sellers of the Purchase Price (as defined in Section 2.2 below), on the Closing Date, each of the Sellers shall sell to the Buyer, and the Buyer shall purchase from each of the Sellers all of such Seller’s right, title and interest in and to the Shares held by such Seller. At the Closing, the Company and each of the Sellers shall deliver to the Buyer certificates representing one hundred percent (100%) of the issued and outstanding Shares of the Company, together with stock powers separate from the certificates duly executed by Sellers in blank and sufficient to convey to the Buyer title to the Shares, free and clear of any and all Liens, and together with all accrued benefits and rights attaching thereto, and the Buyer shall pay to the Sellers the Purchase Price. On the Closing Date, the Sellers shall pay in full (a)  all costs and expenses incurred by the Company and the Sellers in connection with the negotiation and consummation of the Share Purchase, and (b) all outstanding Liabilities of the Company (including all principal, interest, fees and prepayment penalties, if any).

2.2.         Consideration. The aggregate Purchase Price for the Shares shall be an aggregate of $85,000,000 in cash plus an aggregate of 1,153,846 shares of Parent Common Stock (the “Purchase Price”), subject to adjustment as provided in Section 2.4 below, and payable by the Buyer as follows:

(a)           $85,000,000 shall be payable by the Buyer on the Closing Date, in cash by wire transfer of immediately available funds at the Closing, to such bank account(s) designated by the Sellers’ Representative to the Buyer in writing prior to the Closing (the “Cash Payment”); and

(b)           1,153,846 shares of Parent Common Stock (the “Payment Shares”) shall be delivered by the Buyer on the Closing Date, as follows:

(i)	the Payment Shares shall be distributed amongst the Sellers as designated by the Sellers’ Representative to the Buyer in writing prior to the Closing (taking into account customary rounding up or down in case a Seller is entitled to a fraction of a Payment Share); and

(ii)	when issued, the Payment Shares shall be registered under Parent’s Registration Statement and shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Liens, other than Liens created by Sellers.

2.3.          Closing of the Share Purchase. Subject to the terms and conditions set forth herein, the closing of the Share Purchase and the transactions contemplated by this Agreement (the “Closing”) shall take place at 12:00 a.m. PST within five (5) Business Days after all of the conditions to the Closing set forth in Article VII and Article VIII are satisfied (the “Closing Date”), at the offices of Kane Kessler, P.C., unless another time, date or place is mutually agreed to by the parties hereto. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, executed and delivered.

2.4.          Purchase Price Adjustment.

(a)           Estimated Closing Statement. Not less than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to the Buyer a written statement (the “Estimated Closing Statement”) reflecting Sellers’ Representative good faith calculations, in accordance with the Accounting Principles, of (i)(A) the Net Working Capital as of 11:59 p.m. PST on the Business Day immediately prior to the Closing Date (the “Estimated Closing Working Capital”), (B) the Indebtedness of the Company as of 11:59 p.m. PST on the Business Day immediately prior to the Closing Date (the “Estimated Closing Indebtedness”), and (C) the Transaction Expenses of the Company (the “Estimated Closing Transaction Expenses”), and (ii) Sellers’ Representatives’ calculation of the Estimated Closing Date Cash Payment. The Estimated Closing Statement will be prepared consistent with the same manner and methodology used to calculate the Net Working Capital as attached hereto as Exhibit F.

(b)          Closing Statement. As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Buyer will cause to be prepared and delivered to the Sellers’ Representative a written statement (the “Closing Statement”) setting forth the Buyer’s good faith calculations, in accordance with the Accounting Principles, of (i) (A) the Net Working Capital as of 11:59 p.m. PST on the Business Day immediately prior to the Closing Date (the “Closing Working Capital”), (B) the Indebtedness of the Company as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Indebtedness”), and (C) the Transaction Expenses of the Company as of the Closing Date (the “Closing Transaction Expenses”), and (ii) the Buyer’s calculation of the Closing Date Cash Payment. Following delivery of the Closing Statement, and upon reasonable request by the Sellers’ Representative, the Buyer and the Company will, upon reasonable notice, provide the Sellers’ Representative and its advisors with reasonable access to the Company’s employees, books and records during normal business hours to the extent reasonably related to the Sellers’ Representative’s evaluation of the Closing Statement. If the Buyer fails to deliver the Closing Statement within such ninety (90)-day period, the Estimated Closing Statement and the calculations contained therein will be final and binding upon the parties.

(c)          Dispute Notice. If the Sellers’ Representative disagrees with the calculations set forth in the Closing Statement delivered by the Buyer pursuant to Section 2.4(b), the Sellers’ Representative may, within ninety (90) days after receipt of the Closing Statement, deliver a written notice to the Buyer (a “Dispute Notice”) specifying in reasonable detail each item or amount that the Sellers’ Representative disputes (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting the Sellers’ Representative’s positions. The Sellers’ Representative will be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not Disputed Items. If the Sellers’ Representative fails to deliver a Dispute Notice within such ninety (90)-day period, the Buyer’s calculation of the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Date Cash Payment will be deemed accepted by the Sellers and the Sellers’ Representative, and will be final, conclusive and binding on the parties.

(d)          Resolution Period. If a Dispute Notice is duly delivered pursuant to Section 2.4(c), the Buyer and the Sellers’ Representative will, during the thirty (30) days following such delivery (the “Resolution Period”), use their commercially reasonable efforts to reach agreement on the Disputed Items or amounts in order to determine the amount of the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses, and/or the Closing Date Cash Payment, as applicable. If the Buyer and the Sellers’ Representative are able to reach agreement with respect to any Disputed Items, Buyer will promptly revise the Closing Statement to reflect such agreement.

(e)          Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension thereof, the Buyer and the Sellers’ Representative are unable to reach agreement on all of the Disputed Items, then they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Accounting Firm for resolution in accordance with the terms of this Section 2.4(e). The Accounting Firm (i) will act as an arbitrator to determine, based solely on presentations by the Buyer and the Sellers’ Representative and not by independent review, only the Unresolved Items, (ii) will make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.4(e), (iii) will use the definitions set forth herein with no consideration given to any modification of such definitions, (iv) will be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement, and (v) will make a determination of the Unresolved Items within the range of the Buyer’s and the Sellers’ Representative’s disagreement. Each party will use their commercially reasonable efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Accounting Firm may reasonably request, and will be afforded an opportunity to discuss the Unresolved Items with the Accounting Firm at such hearings as the Accounting Firm will request or permit; provided, that (A) each party will provide the other party with a copy of all materials provided to, and communications with, the Accounting Firm, and (B) no party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Accounting Firm at any time with respect to the Unresolved Items. The Accounting Firm will deliver to the Buyer and the Sellers’ Representative, as promptly as practicable, and will be instructed to deliver no later than thirty (30) days after its engagement, a written report setting forth such calculation. Such determination of the Accounting Firm will be final, binding and conclusive upon the Buyer and the Sellers (absent Fraud or manifest error), and the Buyer will promptly revise the Closing Statement to reflect such determination, upon its receipt of such report. The fees and expenses of the Accounting Firm will be borne pro rata as between the Buyer, on the one hand, and the Sellers, on the other hand, based on the proportionate deviation of the respective adjustment amounts for the Unresolved Items proposed by the Buyer and the Sellers’ Representative, as set forth in the Closing Statement in the case of the Buyer, and the Dispute Notice in the case of the Sellers’ Representative, from the determination of the final Adjustment Amount made by the Accounting Firm. The date on which the Closing Working Capital, the Closing Indebtedness, the Closing Transaction Expenses, and the Closing Date Cash Payment are finally determined in accordance with this Section 2.4 is referred to as the “Determination Date.”

(f)          Adjustment to Purchase Price. The “Adjustment Amount” means the Closing Date Cash Payment (as finally agreed upon or determined pursuant to this Section 2.4), less the Estimated Closing Date Cash Payment. If the Adjustment Amount is a positive amount, then promptly, and in any event within five (5) Business Days following the Determination Date, the Buyer will pay or cause to be paid to the Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers’ Representative, the Adjustment Amount. If the Adjustment Amount is a negative amount, then promptly, and in any event within five (5) Business Days following the Determination Date, the Sellers will pay or cause to be paid to the Buyer, by wire transfer of immediately available funds to an account designated in writing by the Buyer, an amount equal to the absolute value of the Adjustment Amount.

(g)         Any amounts paid to the Buyer or the Sellers pursuant to the provisions of this Section 2.4 shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price for all purposes.

Article III

Representations and Warranties Regarding the Company

Simultaneously with the execution of this Agreement, the Sellers’ Representative has delivered to the Buyer a disclosure schedule with numbered sections and subsections corresponding to the relevant schedules (and subsections thereof) identified in this Agreement (the “Seller Disclosure Schedule”). Each item set forth on the Seller Disclosure Schedule is identified by reference to, or grouped under a heading referring to, or by specific cross references to, a specific section or subsection of this Agreement. Capitalized terms used and not otherwise defined in the Seller Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement.

For purposes of this Article III, unless otherwise specifically provided, all references to the Company shall be deemed to include the Company Subsidiary, if applicable.

In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each of the Sellers, jointly and severally, represent and warrant to the Buyer, as of the date of this Agreement, and as of the Closing, as follows:

3.1.         Organization of the Company. The Company is a corporation duly organized, validly existing and, with respect to its corporate formation and existence, is in good standing under the Laws of the State of California. The Company Subsidiary is a corporation duly organized, validly existing and, with respect to its corporate formation and existence, is in good standing under the Laws of the Country of Mexico. The Company and the Company Subsidiary have all requisite corporate power and authority to own, operate and lease their respective assets and to carry on their respective businesses as now being conducted, and are qualified or licensed to do business in each jurisdiction where the nature of their respective business or the ownership, leasing or operation of their respective assets and properties renders such qualification or license necessary. The Company and the Company Subsidiary are in good standing in each such jurisdiction. Schedule 3.1 sets forth, with respect to the Company and the Company Subsidiary, the jurisdiction in which each is constituted, registered, organized and/or qualified or licensed to do business.

3.2.          Capitalization of the Company.

(a)           The authorized capital stock of the Company consists of 3,000 shares of common stock, without par value (sometimes collectively referred to herein as the “Company Common Stock”). All of the issued and outstanding shares of Company Common Stock are held of record by the Sellers and in the amounts set forth on Schedule 3.2, no shares of Company Common Stock are held by the Company, and the Company has no other Equity Interests other than those set forth on Schedule 3.2. All of the issued and outstanding shares of Company Common Stock have been duly authorized, validly issued and fully paid, and are non-assessable. No Rights in respect of the Equity Interests of the Company have been granted by the Company. No Person other than the Sellers has any interest or claim to any of the Company Common Stock.

(b)           Schedule 3.2 sets forth, for the Company Subsidiary, the authorized number of Equity Interests for the Company Subsidiary, and the number of such Equity Interests that are currently issued and outstanding. All of the issued and outstanding Equity Interests of the Company Subsidiary have been duly authorized, validly issued and fully paid; and are non-assessable and owned directly by the Company and the Sellers as set forth on Schedule 3.2, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such Equity Interests). No Rights in respect of the Equity Interests of the Company Subsidiary have been granted by the Company, the Company Subsidiary or, to the Company’s Knowledge, any other Person, to any Person. At the Closing no Rights will be or become exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire, any Equity Interests of the Company or the Company Subsidiary.

(c)           Neither the Company nor the Company Subsidiary controls, directly or indirectly, or has any direct or indirect equity participation in, any corporation, partnership, trust, or other business association, and there is no other Person with respect to which (i) the Company or the Company Subsidiary may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned in such Person (if any), or (ii) the Company or the Company Subsidiary may be liable under any circumstances for the payment of additional amounts with respect to its interest in such Person, whether in the form of assessments, capital calls, installment payments, general partner liability or otherwise.

(d)          Other than the Shareholder Agreement, there are no other voting trusts, proxies or other similar commitments, understandings, restrictions or arrangements relating to the Equity Interests in or of the Company or of the Company Subsidiary.

(e)          There is no Voting Debt of the Company or of the Company Subsidiary.

3.3.         Authorization; Enforceability. The Company has full corporate power and authority to execute, deliver and perform this Agreement and the Seller Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other documents and agreements to be delivered pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of the Company, other than the Company’s shareholders’ approval, which will be obtained on or prior to the Closing Date. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting or relating to the rights of creditors generally or by general principles of equity.

3.4.         Financial Statements. Attached hereto as Schedule 3.4(a) are true and complete copies of the audited financial statements of the Company as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (collectively, the “Financial Statements”). The Financial Statements have been prepared from, are in accordance with and accurately reflect, in all material respects, the books and records of the Company. Except as set forth on Schedule 3.4(b), the Financial Statements have been prepared in accordance with GAAP for the periods presented. The Financial Statements (including the notes thereto, if any) are consistent with the books and records of the Company and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) and the Company Subsidiary of the Company as of the times and for the periods referred to therein. Except as set forth on Schedule 3.4(c), the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance in accordance with customary business practices for non-public companies that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.5.         Governing Documents; Books and Records. A true, correct and complete copy of (a) the Governing Documents of the Company, (b) the stock ledgers of the Company and the Company Subsidiary, and (c) any minutes of the boards of directors and/or shareholders of the Company and the Company Subsidiary that were prepared at any time after January 1, 2018, have heretofore been delivered or made available to the Buyer or its counsel. Except as set forth on Schedule 3.5, the books of account, stock ledgers and such minutes of the Company and the Company Subsidiary are complete, true and correct in all material respects. The minutes of the boards of directors and/or shareholders of the Company and the Company Subsidiary occurring since January 1, 2018, if any, contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders, the boards of directors and all committees of the boards of directors of the Company and the Company Subsidiary from such date to the date hereof.

3.6.        Absence of Undisclosed Liabilities. Neither the Company nor the Company Subsidiary has any material direct or indirect Indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility of a nature that would be required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), other than those Liabilities (a) which are not material in the aggregate, (b) which are set forth or adequately provided for in the Financial Statements, or (c) are set forth on Schedule 3.6.

3.7.          Compliance with Law; Governmental Authorizations.

(a)           Except as set forth on Schedule 3.7(a), the Company has complied in all respects with, is not in violation of, and has not received notices of violation with respect to any Law which, individually or in the aggregate with each such other violation, non-compliance, notification or underlying matters in respect thereof, could reasonably be expected to result in a Material Adverse Effect. The Company has previously provided or made available to the Buyer or its counsel true and correct copies of all reports of material inspections received by it with respect to the business and properties of the Company and the Company Subsidiary under applicable Laws which occurred since January 1, 2016, and resulted in or is reasonably likely to result in the imposition of a material penalty or restriction. Except as set forth on Schedule 3.7(a), no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any applicable Law has been threatened in a writing received by the Company.

(b)          Except as set forth on Schedule 3.7(b), the Company has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the “Licenses”) that are necessary for the business and operations of the Company, and to the Company’s Knowledge, the Company Subsidiary. All material Licenses of the Company are in full force and effect and, to the Knowledge of the Company, no written notice of any pending violation, removal, revocation or non-renewal has been received by the Company in respect of any such material Licenses. The Company does not have any Knowledge that any material License of either the Company or the Company Subsidiary will not be renewed in the ordinary course or will be revoked, terminated, suspended or impaired, nor does the Company know of any circumstances that would or may result in the same. The consummation of the transactions contemplated by this Agreement, and the operation of the business of the Company by the Buyer in the manner in which the Company currently operates, will not require or result in the transfer of any License that may not be transferred without the consent or approval of any Governmental Authority or any other Person.

3.8.          No Conflicts; Change of Control.

(a)           Except as set forth on Schedule 3.8(a), neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements to which the Company is a party to, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Governing Documents of the Company or the Company Subsidiary, (ii) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any material property or assets of the Company or the Company Subsidiary under, any Material Contract to which the Company or the Company Subsidiary is a party or by which any of its undertakings, or property or assets or business of either is bound or subject to, or (iii) violate any Law or Order of any Governmental Authority, or require the consent, approval or action of, filing with or notice to, any Governmental Authority or any other Person, in order for the parties to consummate the transactions contemplated by this Agreement and the Seller Ancillary Agreements.

(b)          Except as set forth on Schedule 3.8(b), the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to a party pursuant to, permit a party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of, any Material Contract.

3.9.          Contracts.

(a)          Set forth on Schedule 3.9(a) is a list of the following Contracts to which either the Company or the Company Subsidiary is a party or is otherwise bound (and in the case of oral Contracts, summaries thereof):

(i)	(A) each Contract that is executory, in whole or in part, and involves the performance of services (other than sale or purchase orders for goods and materials) by the Company of an amount or value in excess of $100,000, other than any Terminable Contracts entered into in the Ordinary Course of Business and (B) each Contract, that is executory, in whole or in part, and involves the sale or purchase of goods or materials by the Company of an amount or value in excess of $100,000;

(ii)	each Contract that is executory in whole or in part and was not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $50,000 in respect of an individual Contract or $50,000 in the aggregate for any number of Contracts entered into for like services, goods or materials or with an individual party;

(iii)	each (A) real property lease, rental or occupancy Contract, license, installment and conditional sale Contract and (B) other material Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or, material personal property other than, with respect to Contracts for services, repair, construction or maintenance with payment obligations not exceeding $50,000 per Contract or $50,000 in the aggregate for any number of Contracts entered into for like services, goods or materials or with an individual party if such Contracts were entered into in the Ordinary Course of Business;

(iv)	each collective bargaining Contract and any other material Contract to or with any labor union, trade union or other employee representative, body or organization of a group of employees of the Company;

(v)	each joint venture, partnership, limited partnership or similar Contract involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(vi)	each Contract containing outstanding covenant or other obligations (other than customary confidentiality and non-disclosure obligations entered into in the Ordinary Course of Business) that in any way restricts the business activity of the Company or the Company Subsidiary or limits the freedom of the Company to engage in any line of business or to compete with any Person;

(vii)	each Contract relating to the Company or the Company Subsidiary providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, other than Terminable Contracts entered into in the Ordinary Course of Business;

(viii)	each power of attorney that is currently effective and outstanding granted by and relating to the Company or the Company Subsidiary (other than powers of attorney delivered in the Ordinary Course of Business to (A) customs brokers and similar Persons involved in the transport of Company goods, (B) the Company’s auditors with respect to Tax matters, and (C) the attorneys for the Company in connection with the prosecution of Intellectual Property rights);

(ix)	each written warranty, guaranty, and/or other similar undertaking with respect to a contractual performance extended by the Company or the Company Subsidiary, other than those which are otherwise set forth in the Material Contracts or entered into in the Ordinary Course of Business;

(x)	each written or oral Contract (provided that, with respect to oral Contracts, only to the extent that such oral Contract involves payments in any twelve (12) month period in excess of $50,000 per Contract, or with respect to all such oral Contracts, in excess of $50,000 in the aggregate for any number of Contracts) with any key employee, consultant, director or officer of the Company, including any employment or compensation agreements;

(xi)	each Contract relating to Indebtedness of the Company for borrowed money and each Contract relating to security given in respect of, or the guarantee by the Company or the Company Subsidiary of, any Indebtedness of the Company or any other Person for borrowed money, or any other liability or obligation of such Person;

(xii)	each Contract with material outstanding obligations or liability, contingent or otherwise, to which the Company or the Company Subsidiary is a party or is otherwise bound relating to the purchase, sale or lease of real property;

(xiii)	each Contract imposing a Lien, other than Permitted Liens set forth on Schedule 3.9(a)(xiii), on any asset of the Company or the Company Subsidiary;

(xiv)	each Contract relating to any loans or advances to, or investment in, any Person;

(xv)	each Contract related to Company Intellectual Property, including License Agreements;

(xvi)	each Contract providing for the payment of cash or other compensation upon consummation of the transactions contemplated by this Agreement;

(xvii)	each sales distribution or franchise Contract that is not a Terminable Contract and provides for compensation at an amount or rate which is higher than is customary or usual in the Business; and

(xviii)	each other Contract which the termination of, or expiration without renewal of, would reasonably be likely to cause a Material Adverse Effect on the Business.

(b)          Except as set forth on Schedule 3.9(b), each of the Company and the Company Subsidiary has performed all of the material obligations required to be performed by it, and is entitled to all material benefits under, and is not in default in respect of, any Material Contract to which it is a party or by which it or any of its undertakings, assets or properties is bound. Except as set forth on Schedule 3.9(b), the Company has not received written notice nor, to the Company’s Knowledge, oral notice, of an uncured breach or default or a pending or threatened cancellation, revocation or termination of any Material Contract and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or the Company Subsidiary or by any such other party.

(c)           Each Material Contract is in full force and effect and constitutes a valid and binding obligation of the Company or the Company Subsidiary and, to the Knowledge of the Company, each other party thereto, in each case in accordance with its terms, except as such enforcement may be limited by the effect of bankruptcy, insolvency, reorganization, or other similar Laws affecting or relating to the rights of creditors generally or by general principles of equity.

(d)          The Sellers Representative has delivered to the Buyer or its counsel complete, true and correct copies of all of the Material Contracts.

(e)           SKB Cases, Inc. is not a separate legal entity apart from the Company, and any Contract that refers to “SKB Cases, Inc.” as a party is intended to be a reference to the Company, and the Business is solely conducted through each of the Company and the Company Subsidiary.

3.10.        Litigation; Disputes.

(a)           Except as set forth on Schedule 3.10(a), there is no Litigation or governmental investigations currently or pending nor, to the Knowledge of the Company, threatened, against (as plaintiff or defendant) the Company or the Company Subsidiary before or by any Governmental Authority, or which questions or challenges the validity of the Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection herewith. There are no currently pending nor, to the Knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, employees and agents of the Company. To the Knowledge of the Company, there exist no facts or circumstances creating any reasonable basis for the institution of any material Litigation or governmental investigations.

(b)           Except as set forth on Schedule 3.10(b), since January 1, 2018, neither the Company nor the Company Subsidiary has been party to any action, suit, dispute, claim, inquiry or legal, administrative or other proceedings or governmental investigations before or by any Governmental Authority that resulted in or could result in a Material Adverse Effect.

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3.11.        Taxes.

(a)           Except as set forth on Schedule 3.11(a):

(i)	All Returns required to be filed by or on behalf of the Company or through the date hereof have been filed, or requests for extensions have been timely filed, and any such extensions have been granted and have not expired.

(ii)	All material Taxes with respect to taxable periods covered by such Returns and all other material Taxes that are due and payable by the Company (whether or not shown on any Tax Return), for the periods covered by such Returns, except in the case of Taxes for which Returns are not required to be filed, or with respect to which the Company has received written notice from a Taxing Authority asserting potential liability, have been paid in full and the Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by the Company for all taxable periods and portions thereof through the Closing Date.

(iii)	No Federal or other Return of the Company is or has been under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company. There is no action or unresolved claim for assessment or collection pending or, to the Company’s Knowledge, threatened by, or present or expected dispute with, any Governmental Authority for assessment or collection of any Taxes of any nature from the Company and, there is no basis for any Governmental Authority to assert that additional Taxes are due with respect to the Company or the Business for any period beginning prior to the Closing Date. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has been made, nor to the Knowledge of the Company, is any claim pending, by an authority in any jurisdiction where the Company files Returns alleging that the Company is or may be subject to Taxes in that jurisdiction.

(iv)	No Taxing Authority has challenged or disputed a filing position taken by the Company in any Return, and there is no basis on which any such challenge or dispute could reasonably be made. The Company is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Taxing Authority.

(v)	The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien for Taxes on the assets of the Company, except for statutory liens for Taxes not yet due or payable or Taxes that are being contested in good faith and for which an adequate reserve has been established on the Balance Sheet.

(vi)	The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar Contract, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(vii)	The Company is not required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(viii)	(A) No Person has made with respect to the Company, or any property held by the Company, any consent under Section 341 of the Code, (B) no property of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code, (C) the Company is not a party to any lease made pursuant to Section 168(f)(8) of the Code, as in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, and (D) none of the assets of the Company is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(ix)	There is no Contract or other document, agreement, formal or informal arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

(x)	The Company has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of material Taxes (including, without limitation, withholding of material Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Laws and all records as required by the applicable Laws have been maintained in respect of all such payments and withholdings.

(xi)	Neither the Company nor any of its officers, directors, employees or any independent contractors acting on behalf of the Company, have in any tax year participated in or cooperated with an international boycott (within the meaning of Section 999(b)(3) of the Code).

(xii)	The Company has delivered to the Buyer or its tax representatives or made available to the Buyer or its tax representatives for inspection (A) complete, true and correct copies of all material Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (B) complete, true and correct copies of all private letter rulings, and (C) complete, true and correct copies of all material (and currently effective, unresolved or pending, as the case may be) revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company, or, to the extent related to the income, business, assets, operations, activities or status of the Company and relating to all material Taxes for all taxable periods for which the statute of limitations has not yet expired.

(xiii)	Schedule 3.11(a)(xiii) lists (A) each jurisdiction in which the Company joins or has joined for any taxable period ending after January 1, 2016, in the filing of any consolidated, combined or unitary Return, and (B) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Return.

(xiv)	Schedule 3.11(a)(xiv) lists each state, county, local, municipal or foreign jurisdiction in which the Company files, is required to file or has been required to file a Return relating to state and local income, franchise, net worth and sales and use Taxes or is or has been liable for any Taxes on a “nexus” basis at any time for taxable periods ending after January 1, 2016.

(xv)	The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (A) within the two year period ending on the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of Shares contemplated by this Agreement.

(xvi)	The Company is not a United States real property holding company within the meaning of Section 897 of the Code.

(xvii)	The Company has been a valid S corporation within the meaning of Code §1361 and §1362 and within comparable provisions of applicable state and local Law since January 1, 2016 and up to and including the day prior to the Closing Date. The Company is not a member of a Tax Group that has filed an election under Treasury Regulation Section 1.1502-75(c) or any similar provision of national, foreign, state or local Law with respect to the Company.

(xviii)	The Company has not agreed or is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other tax Law, domestic or foreign, by reason of a change in accounting method initiated by it or any other relevant party, and the Company does not have any Knowledge that any taxing authority has proposed any such adjustment or change in accounting method. The Company has no applications pending with any taxing authority anywhere in the world requesting permission for any changes in accounting methods.

(xix)	Since January 1, 2018, the Company has not made any material payments, is not obligated to make any material payments, and has not become a party to any Contract, including this Agreement, that under certain circumstances could obligate it to make material payments, that are not or will not be, as the case may be, deductible under Section 280G or 162(m) of the Code.

(xx)	To the Knowledge of the Company, the Company has not reported on its income Tax Returns or taken any positions therein that could give rise to, a substantial understatement of federal or other income Tax within the meaning of Section 6662 of the Code or penalties under any similar statute.

(xxi)	Since January 1, 2018, the Company has not (A) at any time engaged in or entered into a transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction” within the meaning of Treasury Reg. §§1.6011-4(b)(2), 301.6111-2(b)(2) or 302.6112-1(b)(2), or (B) filed IRS Form 8275 or 8275-R or any predecessor or successor thereof or analogous or similar Tax Return under state, local or foreign Law.

(xxii)	The Company has not engaged in any “intercompany transaction” in respect of which income or gain that is material in the aggregate (disregarding any losses arising from any such intercompany transaction) continues to be deferred pursuant to Treasury Reg. § 1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law.

(xxiii)	The Company does not have any potential Tax liabilities under Code Section 1374 (or any similar provision of other applicable Law), and the Company has not, within the past five (5) years, (i) acquired assets from another corporation in a transaction in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary within the meaning of the Code Section 1361(b)(3)(B).

3.12.      Absence of Certain Changes or Events. Except as set forth on Schedule 3.12, since the Balance Sheet Date, the Company has conducted its business in the Ordinary Course of Business in all material respects, and there has not occurred any event or group of related events that has had a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.12, since the Balance Sheet Date, the Company has not:

(a)          split, combined, classified, re-classified, varied the rights attaching to, or taken similar action with respect to any of its issued or authorized capital stock or other Equity Interests or proposed the issuance of any other securities in respect of, in lieu of or in substitution for its authorized or issued capital stock or other Equity Interests; granted any Rights to purchase its Equity Interests; issued any Equity Interests; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any Equity Interests; or adopted a plan of complete or partial liquidation or passed any resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or declared or paid any dividend or other distribution or payment in respect of its Equity Interests;

(b)          amended its Governing Documents;

(c)          paid or increased any bonuses, salaries, severance, termination payments or other compensation to any Seller, director, officer, employee, consultant or contractor (other than in the Ordinary Course of Business);

(d)          (i) adopted or terminated or (ii) in any material respect, amended or increased the payments to or benefits under, any Benefit Plan for or with any employees of the Business;

(e)          damaged, destroyed or lost any assets or properties of the Business, whether or not covered by insurance, where such damage, destruction or loss would reasonably be expected to have a Material Adverse Effect on the Business;

(f)           materially amended, renewed, failed to renew, terminated (other than due to any scheduled expiration) or received written notice of termination (other than due to any scheduled expiration) with respect to any Material Contract or entered into any new Material Contract or, to the Knowledge of the Company, taken any action that would reasonably be expected to jeopardize the continuance of its material supplier or customer relationships;

(g)          except in the Ordinary Course of Business, sold, leased, licensed or otherwise disposed of any asset or property material to the Business (other than tangible personal property that has been damaged or rendered obsolete), or imposed a Lien upon any asset or property of the Company that is material to the Business;

(h)          (i) incurred or assumed any Indebtedness in excess of $50,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than endorsements of checks in the Ordinary Course of Business) in excess of $50,000 in the aggregate, or (iii) made any loans, advances or capital contributions to, or investment in, any Person, in excess of $50,000 in the aggregate, other than employee travel and expense advances in the Ordinary Course of Business;

(i)           paid, discharged or satisfied any Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of Business, of Liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the Balance Sheet Date;

(j)           made any change in any method of accounting or accounting practices, policies or procedures;

(k)          sold, disposed of or surrendered or disaggregated any material License or any portion thereof;

(l)           accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(m)         delayed or accelerated payments of any accounts payable or other liability beyond or in advance of their regular due dates or the date when the same would have been paid in the Ordinary Course of Business;

(n)          failed to replenish inventories and supplies in the Ordinary Course of Business, or entered into any purchase commitment not in the Ordinary Course of Business;

(o)          made any acquisition of all or any significant part of the assets, capital stock, Equity Interests, properties, securities or business of any other Person, or made any revaluation of any assets or properties or material write down or write off of the value of any assets or properties in any such case;

(p)         entered into any collective bargaining Contract or any other Contract with any labor union or association representing any group of employees, or been subject to any strike, picket, work stoppage, work slowdown or labor dispute, or been subject to any application for certification or union organizing drive;

(q)          made any capital expenditure or any other investment (or series of related investments), or entered into any Contract or commitment therefor, in excess of $25,000in respect of any such individual investment or Contract or $50,000 in the aggregate in respect of any number of such investments or Contracts;

(r)          written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the Ordinary Course of Business; or

(s)          agreed, whether orally or in writing, to do any of the foregoing.

Since the Balance Sheet Date, (i) the Company has not received written notice of any event that has had or would reasonably be expected to have, a Material Adverse Effect with respect to the Business and (ii) to the Knowledge of the Company, there has not been any event that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Business.

3.13.       Employee Benefit Plans.

(a)          Except as set forth on Schedule 3.13(a), the Company does not maintain or contribute to or has any obligation or liability (absolute, contingent or otherwise) with respect to, and none of the employees of the Company is covered by, any bonus, deferred compensation, incentive compensation, severance pay, group or individual life or other insurance, welfare benefit, hospitalization or other medical benefit, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, mortgage assistance, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, savings, retirement or supplemental retirement, stock appreciation right, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other “employee benefit plan,” as defined in Section 3(3) of ERISA, whether formal, informal, funded or unfunded, written or unwritten, that is maintained, contributed to, or required to be maintained or contributed to, by the Company, or to which the Company is a party, or bound by, or under which the Company has any liability or contingent liability for the benefit of the Company’s current and former directors, officers, shareholders, consultants, independent contractors or employees and their respective beneficiaries or dependents, including statutory plans and each related trust insurance contract or fund (collectively, the “Benefit Plans”). In respect of any Benefit Plans set forth on Schedule 3.13, none of the Benefit Plans are, and the Company (or any of its ERISA Affiliates) has not, since January 1, 2016, maintained or had an obligation to contribute to, or incurred any other obligation respect to, (i) a plan subject to Section 412 of the Code, Title I, Subtitle B, Part 3 of ERISA or Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a plan which provides for any defined benefit pension benefit; or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. The Company does not have any Contract or commitment to create any additional Benefit Plan, or, except as may be required by Law or by the terms of such Plan, to modify or change any existing Benefit Plan. The Company does not have any ERISA Affiliates.

(b)          With respect to any and each Benefit Plan set forth on Schedule 3.13, the Company has made available to the Buyer true, correct and complete copies of (i) all documents which comprise the current version of each of such Benefit Plan, as amended as of the date hereof, including any related current trust or funding agreements, insurance Contracts, investment management agreements, subscription agreements, participation agreements or other funding or investment Contracts and any amendments thereto, the current statement of investment policies and procedures, all reports, returns, filings (including Tax Returns and filings) and material correspondence with any Governmental Authority, all literature, booklets, summaries, notices or manuals prepared for or circulated to employees generally concerning each Benefit Plan, all employee data and personnel books and records relating to the Benefit Plans, and (ii) with respect to each Benefit Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, (A) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the Benefit Plans for which such a report is required, (B) the current summary plan description (and any summary of material modifications thereto), (C) the most recently filed certified financial statements for each of the Benefit Plans for which such a statement is required or was prepared, and (D) for each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent IRS determination letter issued with respect to such Benefit Plan. Since the date of the documents delivery, there has not been any material change in the assets or Liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the Tax status or materially affect the cost of maintaining such Benefit Plan and, except as set forth on Schedule 3.13(b), none of the Benefit Plans has been amended prior to the Closing Date.

(c)           In respect of any Benefit Plans set forth on Schedule 3.13(a), except as set forth on Schedule 3.13(c):

(i)	the Company is in material compliance with the terms and conditions of each of its Benefit Plans currently maintained or maintained during the last six (6) years, including all filing and disclosure obligations under applicable Law;

(ii)	each Benefit Plan is in material compliance with the requirements of all applicable Laws, including, without limitation, ERISA and the Code, and has been maintained and operated in material compliance with its terms;

(iii)	each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter of, or favorable advisory opinion from, the IRS and no event has occurred since the issuance of such letter that could reasonably be expected to adversely affect such qualified status;

(iv)	no complete or partial termination or wind up of any Benefit Plan has occurred since January 1, 2016, or is expected to occur;

(v)	no condition or circumstance exists that would prevent the amendment or termination of any Benefit Plan, and the Company may terminate or cease contributions to any Benefit Plan without incurring any material liability; and

(vi)	no event has occurred and no condition or circumstance exists that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof, other than such increases as may be the result of salary increases or workforce changes occurring in the Ordinary Course of Business or changes in requirements of applicable Law.

(d)         All group health plans covering employees of the Company have been operated in material compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”). Except as set forth on Schedule 3.13(d), the Company has not had any obligation to provide health benefits or other non-pension benefits to retired or other former employees (or their beneficiaries), except as specifically required by COBRA. All group health plans covering employees of the Company comply in all material respects with Chapter 100 of the Code and Part 7 of Title I of ERISA.

(e)          Neither the Company nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively,) has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan that would result in a material Liability nor have there been any fiduciary violations under ERISA or other event which could subject the Company (or any officer, director or employee thereof) to any material penalty or Tax under Sections 502 of ERISA or Chapter 43 of the Code.

(f)          In respect of any Benefit Plans set forth on Schedule 3.13(a), except as set forth on Schedule 3.13(f), with respect to any Benefit Plan: (i) no filing, application nor, to the Knowledge of the Company, other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other Governmental Authority, and (ii) there is no action, suit or claim pending nor, to the Knowledge of the Company, threatened, other than routine claims for benefits.

(g)         Except as set forth on Schedule 3.13(g), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated thereby will: (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.

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3.14.       Intellectual Property.

(a)          Except as set forth on Schedule 3.14(a), the Company owns or has the valid right to use, all Intellectual Property used in connection with the Business as currently conducted or as currently intended to be conducted, in each case, by the Company or the Company Subsidiary (such Intellectual Property, collectively with the Company Owned Intellectual Property and the Company Licensed Intellectual Property, the “Company Intellectual Property”).

(b)         Set forth on Schedule 3.14(b) is a complete and accurate list (showing in each case, the registered owner, title, mark or name, applicable jurisdiction, application number or registration number and date of application or expiration, if any) of all United States, foreign and state (i) Patents and patent applications, (ii) Trademark registrations and applications and all material unregistered Trademarks, (iii) Internet domain names, and (iv) copyright registrations and applications owned by the Company (the “Company Owned Intellectual Property”).

(c)          Set forth on Schedule 3.14(c) is a complete and accurate list of (i) each Contract that is in effect pursuant to which the Company uses the Intellectual Property of another Person in any manner that is material to the conduct of the Business (the “Company Licensed Intellectual Property”), and (ii) each Contract that is in effect pursuant to which the Company grants to another Person the right to use an item of Company Intellectual Property (the “Third-Party Licensed Intellectual Property”, and collectively with the Company Licensed Intellectual Property, the “Licensed Intellectual Property”; all Contracts set forth on, or required to be set forth on, Schedule 3.14(c) pursuant to this Section 3.14(c) are herein referred to as the “License Agreements”).

(d)          Except as set forth on Schedule 3.14(d), the Company Owned Intellectual Property is solely and exclusively owned by the Company, free and clear of all Liens, and the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner or assignee of record for each item of Company Owned Intellectual Property, except for unregistered Trademarks and internet domain names. Except as set forth on Schedule 3.14(d), each of the Company Owned Intellectual Property registrations and applications set forth on Schedule 3.14(b) are valid and subsisting, in full force and effect, and have not been cancelled, ran their full term, or abandoned and all renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken. Except as set forth on Schedule 3.14(d), the Company has not received any written, or, to the Knowledge of the Company, oral notification of any pending or threatened opposition, interference, re-examination or cancellation proceeding before any court or registration authority in any jurisdiction against the Company Owned Intellectual Property.

(e)          Except as set forth on Schedule 3.14(e), there are no settlements, injunctions, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is a party or is otherwise bound, which (i) restrict the rights of the Company to use any Intellectual Property, (ii) restrict the Company from engaging in the Business in order to accommodate a third party’s Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise infringe any Company Owned Intellectual Property. The Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Company Owned Intellectual Property. The Company has not licensed or sublicensed its rights in any Company Owned Intellectual Property, other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Company Intellectual Property in connection with the Business as currently conducted, except pursuant to the License Agreements.

(f)           Except as set forth on Schedule 3.14(f), to the Knowledge of the Company, the conduct of the Business, as currently conducted or as currently intended to be conducted, in each case by the Company and the Company Subsidiary, does not infringe or misappropriate the Intellectual Property rights of any Person. Except as set forth on Schedule 3.14(f), the Company has not received written notice nor, to the Knowledge of the Company, oral notification that the conduct of the Business by the Company (i) infringes any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) or (ii) is defamatory or violative in any way of any publicity, privacy, or other rights. The Company has not received any written notice nor, to the Knowledge of the Company, oral notification of any pending or threatened claims or suits (A) alleging that the activities of the Company or the conduct of the Business infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(g)         Except as set forth on Schedule 3.14(g), to the Knowledge of the Company, (i) no third party is misappropriating, infringing, diluting, or otherwise violating any material Company Owned Intellectual Property, and (ii) no such claims are pending against a third party by the Company.

(h)         The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the Company Intellectual Property.

(i)           Except as set forth on Schedule 3.14(i), all computer Software and inventions currently used by the Company or necessary for the conduct of the Business were either (i) developed by an employee of the Business within the scope of the employment of that employee and pursuant to a binding invention assignment or subject to the work for hire doctrine, (ii) developed by a third party under a binding work for hire and/or assignment agreement, (iii) developed by a third party and transferred and assigned to the Company under a binding transfer and assignment agreement; or (iv) is Software the Company otherwise owns or has the valid right to use. After the deliveries provided for in this Agreement have occurred, neither the Sellers nor any current or former officer, director or employee of the Company (or any family member thereof) will retain any rights of ownership or use with respect to the Company Intellectual Property.

(j)          The Company owns or has the right to use all Software used in the Business. No unlicensed copies of any mass market Software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements have been installed or maintained on any of the Company’s computers or computer systems by, or at the direction or with the express permission of, a manager, division head or similarly credentialed agent of, the Company, and no such unlicensed copies used for the business of the Company are installed on the computers of the Company.

3.15.       Title to and Condition of Properties; Liens. Except as set forth on Schedule 3.15, the Company and/or the Company Subsidiary has good, valid and marketable title to (or in the case of leased or licensed property, has a valid leasehold or license interest in and to) each material item of plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and any other tangible and intangible personal property that the Company and/or the Company Subsidiary purports to own on its books and records or otherwise, free and clear of all Liens whatsoever, except Permitted Liens set forth on Schedule 3.15. The rights, properties and other assets presently owned, leased or licensed by the Company and the Company Subsidiary include all such material rights, properties and other assets necessary to permit the Company and the Company Subsidiary to conduct the Business in all material respects in the same manner as such Business is presently conducted. Other than leased or licensed assets, or other assets for which the Company and/or the Company Subsidiary has a valid right to use, and except as set forth on Schedule 3.15, there are no material assets owned by any third party which are used in the operation or conduct of the Business. All material tangible property owned by the Company and/or the Company Subsidiary and used in the operation of the Business is in working order and is used, maintained and operated in the Ordinary Course of Business. To the Knowledge of the Company, (i) the networks, systems and other information technology assets used by the Company and the Company Subsidiary (collectively, the “IT Assets”) are in good working order and condition, reasonably sufficient to conduct their businesses as currently conducted, and free of material bugs, defects, errors, viruses and malware; and (ii) each of the Company and the Company Subsidiary has established and maintains reasonably sufficient disaster recovery plans and procedures and backup equipment and facilities; and (iii) each of the Company and the Company Subsidiary has implemented security measures reasonably sufficient to reduce risks and vulnerabilities to its IT Assets, in each case consistent with customary and standard practice in the Business’ industry.

3.16.       Real Property.

(a)          Neither the Company nor the Company Subsidiary owns any fee simple interest in real property other than as set forth on Schedule 3.16(a).  Neither the Company nor the Company Subsidiary leases or subleases (as lessee or sublessee) any real property, other than as set forth on Schedule 3.16(a).  Schedule 3.16(a) sets forth the street address of each parcel of real property owned or leased by the Company or the Company Subsidiary (the “Real Property”).  Other than as set forth on Schedule 3.16(a), there are no leases, subleases, licenses or other agreements granting to any Person other than the Company or the Company Subsidiary any right to the possession, use, occupancy or enjoyment of the Real Property.

(b)          Except as set forth on Schedule 3.16(b), all of the Real Property is used in the conduct of the Business.

(c)         With respect to any Real Property owned in fee simple by the Company or the Company Subsidiary, the Company or the Company Subsidiary, as applicable, has good title in fee simple to the Real Property and to all buildings and improvements included in such Real Property, free and clear of any mortgages or other liens or encumbrances, except for Permitted Liens set forth on Schedule 3.15 or as otherwise described on Schedule 3.16(c). The Company’s possession of the Real Property is not being interfered with in any material respect.

(d)         Except as set forth on Schedule 3.16(d), all buildings and all improvements located on the Real Property are, to the extent of the Company’s obligations for maintenance and repair, in a state of good maintenance and repair and in a condition adequate and reasonably suitable for the conduct therein of the Business. Except as set forth on Schedule 3.16(d), the heating, ventilation, air conditioning, plumbing and electrical systems at the Real Property are, to the extent of the Company’s obligations for maintenance and repair, in good working order and repair. The Company has not experienced any material interruption in such services provided to any of the premises located on the Real Property since January 1, 2019.

(e)         Except as set forth on Schedule 3.16(e), the Company has obtained all material permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of (i) all Governmental Authorities having jurisdiction over any of the premises comprising Real Property, and (ii) from all insurance companies and fire rating and other similar boards and organizations having jurisdiction over any of the premises comprising Real Property (collectively, the “Insurance Organizations”) necessary to enable each premises comprising Real Property to be lawfully occupied and used for the purposes for which they are currently occupied and used. The Real Property Permits are, as of the date hereof, in full force and effect in all material respects. The Company has not received any written notice from any Governmental Authority having jurisdiction over any premises comprising Real Property, or from any Insurance Organization, threatening a suspension, revocation, modification or cancellation of any material Real Property Permit or of any Company Insurance Policies, and to the Knowledge of the Company, there exists no violation of a material Real Property Permit.

(f)          The Company has not received any written notice of, and to the Knowledge of the Company, any oral notice, of any pending or threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising Real Property or any part thereof.

(g)         Except as set forth on Schedule 3.16(g), neither the Company nor the Company Subsidiary has given any guarantee or indemnity for any liability relating to any real property owned, leased or used by any Person.

(h)         The Real Property is the only land and buildings owned, used or occupied by the Company and the Company Subsidiary, and neither the Company nor the Company Subsidiary has any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate, or interest in, or affecting, any land or buildings, other than the Real Property.

3.17.       Inventory. Except as set forth on Schedule 3.17, all of the inventories of stock in trade, work in progress and finished goods of the Business consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the books and records of the Company to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of cost or realizable market value. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted according to the normal purchasing and sales patterns of the Company, and are adequate for the purposes of fulfilling the Company’s current business and order requirements. To the Knowledge of the Company, all raw materials, work in process and finished goods inventory held by the Company and the Company Subsidiary is free of any material Defect or other material deficiency.

3.18.       Related Parties. Except as set forth on Schedule 3.18, none of the Sellers, nor any family member of any of the Sellers, nor the Company, nor any current (within the past three (3) years) director or officer of the Company (individually a “Related Party” and collectively the “Related Parties”), or any Affiliate of the Sellers or the Company (a) owns, directly or indirectly, any interest in any Person which is (i) a competitor of the Business, (ii) a supplier to the Business, or (iii) a customer of the Business (except as an owner of one percent (1%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market); (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property) which is utilized in the operation of the Business; (c) has an interest in or is, directly or indirectly, a party to any Material Contract pertaining or relating to the Business, except for employment, consulting or other personal service Contracts that may be in effect and which are set forth on Schedule 3.9(a); or (d) to the Knowledge of the Company, has any cause of action or other claim whatsoever against, or owes any amount to, the Company.

3.19.       Environmental Matters.

(a)          Except as set forth on Schedule 3.19(a), the Company has obtained and complies with all licenses, permits, authorizations, approvals and consents from Governmental Authorities which are required in respect of its current business, operations, assets or properties under any applicable Environmental Law (collectively, the “Environmental Permits”). The Company is in compliance in all material respects with the terms and conditions of all such Environmental Permits and with Environmental Law. Without limiting the generality of the foregoing, no facts, conditions relating to the past or present properties, facilities or operations of the Business prevent, hinder or limit continued compliance with such Environmental Permits and Environmental Law. The Company has provided the Buyer with an opportunity to review files containing all of the Environmental Permits and other authorizations related to the Business.

(b)          Except as set forth on Schedule 3.19(b), (i) no Order or Environmental Claim has been received by the Company; (ii) the Company has not received notice of any material penalty, damages or other costs being assessed or awarded against the Company; and (iii) no settlement or Contract has been entered into by the Company; and, to the Knowledge of the Company, no investigation or review has been done by or at the request or direction of a Governmental Authority with respect to the Company or the Business (collectively, “Environmental Enforcement Liability”), nor to the Knowledge of the Company, are any pending or threatened by any Person with respect to any alleged continuing and/or uncorrected failure by the Company to comply with any applicable Environmental Laws, including without limitation any alleged continuing and/or uncorrected failure to have and comply with any required Environmental Permit, or with respect to any treatment, storage, recycling, transportation, disposal or unremediated Release of any Hazardous Material and the Company is not in possession of any written materials indicating, any facts or circumstances which would be reasonably expected to form the basis for any such Environmental Liability.

(c)          Except as set forth on Schedule 3.19(c), (i) neither the Company, nor to the Company’s Knowledge, any prior owner, operator or lessee of any property now or previously owned, operated or leased by the Company, has handled any Hazardous Material in violation of any Environmental Law (in such a manner as would be likely to result in a material liability to the Business) on any property now or previously owned, operated or leased by the Company; and (ii) without limiting the foregoing, to the Knowledge of the Company (A) no polychlorinated biphenyls are or have been Released, transported, disposed of or stored in violation of any Environmental Law or in a manner which would be reasonably expected to result in material liability to the Business, (B) no asbestos is or has been present, (C) there are no underground or above ground storage tanks, active or abandoned which are in violation of any Environmental Law or which have been maintained in a manner which would be reasonably expected to result in material liability to the Business, and (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, or which would be reasonably expected to result in material liability pursuant to, any Environmental Law, at, on, under or from any property now or previously owned, operated or leased by the Company, during any period that the Company owned, operated or leased such property.

(d)          The Company has not received written notice that the Company has transported or arranged for the transportation of any Hazardous Material to a location which is the subject of any Environmental Enforcement Liability, action, suit, arbitration or proceeding that would be reasonably expected to lead to any Environmental Claim(s) that would be reasonably expected to result in a material liability to the Business and, to the Knowledge of the Company, the Company has not transported or arranged for the transportation of any Hazardous Material to any such location.

(e)          No written or oral notification of a Release of a Hazardous Material has been filed by or on behalf of the Company and, to the Knowledge of the Company, no property now or previously owned, operated or leased by the Company is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder (“CERCLA”), or on any similar state list of sites requiring investigation or clean up.

(f)          There are no Liens arising under or pursuant to any Environmental Law on any Real Property currently owned, operated or leased by the Company, other than any such Liens on Real Property not individually or in the aggregate material to the Business, and the Company has not received any written notice or, to the Knowledge of the Company, oral notice, that any action by any Governmental Authority has been taken or is in process which could subject any of such properties to such Liens, and the Company has not been, and to the Knowledge of the Company, is not expected to be, required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it, in any deed to such property.

(g)         Since January 1, 2016, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses or reports thereof which were conducted by, or which are in the possession of, the Company for any property or facility now or previously owned, operated or leased by the Company which have not been delivered or made available to the Buyer prior to the execution of this Agreement.

3.20.         Labor Matters.

(a)            There currently is no labor strike, sympathy strike, dispute, disturbance, corporate campaign, slowdown, sit-down, stay-in, sick-out, walk-out, work stoppage or lockout, retarding of work, boycott or similar labor difficulty or other interference against or affecting the Company (all of the foregoing referred to as “Work Interference”) and, to the Knowledge of the Company, no Work Interference is currently threatened. Since January 1, 2018, no Work Interference has occurred or been threatened.

(b)           (i) The Company has not entered into and is not a party to, either directly or by operation of Law, any collective agreement, collective bargaining contract, letters of understanding, letters of intent or other written communication or Contract with any trade union, labor union or association or organization that may qualify as a trade union, labor union or association, contingent or otherwise, which would cover any employee or independent contractor of the Company; and (ii) the employees and independent contractors of the Company are not subject to any collective agreements, collective bargaining agreements or letters of understanding, letters of intent or other written communication or Contract with any trade union, labor union or association or organization that may qualify as a trade union, labor union or association, contingent or otherwise, and are not, in their capacities as employees, represented by any trade union, labor union or association or organization that may qualify as a trade union or association.

(c)            (i) No labor representatives hold bargaining rights with respect to any employee of the Business by way of certification, interim certification, voluntary recognition, designation or successor rights; (ii) no labor representatives have applied to be certified as the bargaining agent of any employee of the Business; and (iii) no labor representatives have applied to have the Company declared a related or successor employer. The Company has not conducted negotiations with respect to any future Contracts with any labor representatives, trade union, trade association or labor union. To the Knowledge of the Company, (i) there are no organizational efforts currently being made, threatened by or on behalf of, any trade union or association or organization that may qualify as a trade union, labor union or association with respect to the employees or dependent contractors of the Company, and (ii) there have been no such organizing within the last three (3) years.

(d)           A true and complete copy of each current material written personnel policy, rule and procedure applicable to employees of the Business has been delivered or made available to the Buyer or its counsel and is listed on Schedule 3.20(d).

(e)           Except as set forth on Schedule 3.20(e), the Company is in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, pay equity, hours of work and occupational safety and health, and, to the Knowledge of the Company, is not engaged in any unfair labor practices (as defined in the National Labor Relations Act or other applicable Laws).

(f)           The Company has not received notice that an unfair labor practice charge or complaint against the Company is pending before the National Labor Relations Board or any similar state or foreign agency nor, to the Knowledge of the Company, has such a charge or complaint been threatened.

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(g)            There is no presently pending grievance against the Company arising out of any collective bargaining Contract or other grievance procedure. The Company is in material compliance with all present and past collective bargaining agreements, memoranda of agreement, side letters, court, administrative, arbitration, ADR, or mediation decisions or awards, wage or benefit schedules and all other documents which reflect or pertain to understandings or practices communicated or agreed upon between the Company and any union representatives.

(h)            Except as set forth on Schedule 3.20(h), no charge with respect to or relating to the Business is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of discriminatory or other unlawful employment practices.

(i)             Except as set forth on Schedule 3.20(i), since January 1 2018, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any comparable provision of state Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any comparable provision of state Law) affecting any site of employment or facility of the Business, (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign “plant closing” Law or regulation, and (iv) none of the employees of the Business has suffered an “employment loss” (as defined in the WARN Act or any comparable provision of state Law) during the six month period prior to the date hereof.

(j)            Since January 1, 2018, to the Knowledge of the Company, (i) neither the Company nor the Company Subsidiary  has been a party to any material settlement agreement with any Person resolving any allegation of sexual harassment or sexual misconduct by the Company, the Company Subsidiary or any of their respective employees; and (ii) there have been no material legal proceedings pending or, to the Knowledge of the Company, threatened, against the Company or the Company Subsidiary involving allegations that an employee or a current or former officer or director of the Company or the Company Subsidiary engaged in sexual harassment or sexual misconduct with respect to any employee of the Company or the Company Subsidiary.

3.21.        Officers and Employees.

(a)           Schedule 3.21(a) includes a true and complete list of the employee or company numbers, titles and current salaries of all full-time and part-time employees and consultants of the Business whose annual salary, as of the date hereof, excluding any bonus, exceeded $75,000. Except as set forth on Schedule 3.21(a), there is no employment Contract, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Company is a party (i) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement, or the consummation of the transactions contemplated by this Agreement or (ii) which contains “change in control” provisions pursuant to which the payment, vesting or funding of compensation or benefits would be triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement.

(b)           Schedule 3.21(b) sets forth a list of any currently existing employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave applicable to such persons, current copies of which have previously been provided to the Buyer.

3.22.        Brokers and Finders. Except as set forth a Schedule 3.22, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

3.23.        Banking Relationships. Schedule 3.23 sets forth the names and locations of the primary banking and lock box accounts and any safe deposit boxes of the Company.

3.24.        Customers and Suppliers. Except as set forth on Schedule 3.24, (a) there are no pending material disputes or controversies between the Company and any of the Significant Customers and Suppliers, and (b) to the Knowledge of the Company, none of the Significant Customers and Suppliers (i) has or is contemplating terminating or materially diminishing its business relationship with the Company, or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect the future relationships of the Company with such Person.

3.25.        Products; Product Liability. Except as set forth on Schedule 3.25, there are not presently pending nor, to the Knowledge of the Company, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product. Except as may be set forth in the Material Contracts delivered to the Buyer or its counsel, the Company has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees, other than in the Ordinary Course of Business. True, correct and complete copies of all material correspondence received or sent by or on behalf of the Company since January 1, 2018, from or to any Governmental Authority with respect to a contemplated or ongoing actual recall, withdrawal, or suspension from the market of any Product have previously been made available to the Buyer. Except as set forth on Schedule 3.25, there are no known Defects in the designs, specifications or processes with respect to any Product that may rise to a material loss to the Business. The Company is not currently investigating or considering a recall, withdrawal or suspension from the market of any Product.

3.26.        Insurance. Schedule 3.26 sets forth a true and complete list and brief description of all insurance policies, other insurance arrangements and other Contracts for the transfer or sharing of insurance risks by the Company in force on the date hereof with respect to the Business (the “Company Insurance Policies”), together with the deductible and coverage limit of each such insurance policy or other arrangement and a statement of the aggregate amount of claims paid out since January 1, 2018, and claims pending, under each such insurance policy or other arrangement. Except as set forth on Schedule 3.26, (a) the Company has not received any notice of cancellation or non-renewal of any of the Company Insurance Policies or arrangement nor, to the Knowledge of the Company, is the termination of any of the Company Insurance Policies threatened, (b) there is no material claim currently pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) the Company has not received any notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company in the future on similar terms as now in effect (excepting general market pricing increases and coverage limitations) and (d) the Company does not maintain any self-insurance.

3.27.        Propriety of Past Payments. None of the Sellers, nor any manager, officer, employee or, to the Company’s Knowledge, agent of the Company or any other Person acting with the Company’s Knowledge and permission for or on behalf of the Company has, directly or indirectly, on behalf of the Company, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, and whether in money, property or services, (i) to obtain favorable treatment for the Company in securing business, (ii) to obtain favorable treatment for business secured for the Company, (iii) to obtain or retain special concessions for or in respect of the Company or (iv) otherwise for the benefit of the Company in violation of any Law (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property) to which the Company is subject. No notice has been received by the Company alleging that the Company or any owner, officer, manager, employee, agent or other Person (in connection with actions on behalf or for the benefit of the Company), has made, given or offered, directly or indirectly, any unlawful financial or other advantage, contribution, gift, bribe, payoff, kickback or unlawful payment to any employee or official of any Governmental Authority in any jurisdiction, or taken any other action, in violation of the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions of 1997 and any Law implementing any applicable anti-bribery or anti-corruption Law. The Company’s books and records reflect the nature of all expenditures related to anything of value provided to any Governmental Authority.

3.28.        Personal Information Laws. The Company is in material compliance with the requirements of all applicable Laws relating to the collection, use and disclosure of Personal Information. To the Company’s Knowledge, (a) no order or judgment has been made against the Company by any Governmental Authority based on any finding of non-compliance with any such applicable Law, and (b) no unresolved complaint or other proceeding relating to any such alleged non-compliance is now pending by or before any Governmental Authority.

3.29.       International Trade Laws and Regulations. Within the past three (3) years: (a) the Sellers and the Company, in each case in respect of the Business, have been in material compliance with all applicable embargoes and sanctions imposed by any foreign Governmental Authority against a country, political organization or other Person (other than those, the compliance with which would constitute a violation of the Laws of the United States); (b) neither the Company, nor, in respect of the Business, the Sellers, holds any unlawful contracts with a party in or from Cuba, Iran, North Korea, Sudan or Syria, nor do they otherwise provide any services, products or technology directly to Persons in these countries; (c) all activities of the Company and, in respect of the Business, the Sellers, including all exports, re-exports, sales or transfers of products, technology, Software or services, have been effected in material compliance with all applicable export control and trade control (arms trafficking and brokering) rules; (d) the Company and, in respect of the Business, the Sellers, are in material compliance with all other aspects of applicable international trade Laws; and (e) neither the Company nor, in respect of the Business, the Sellers, has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under the aforementioned laws. To the Company’s Knowledge, no Governmental Authority has initiated or given written notice to the Company threatening to initiate any investigation, audit, review or prosecution of the Company or, in each case in respect of the Business, the Sellers, with respect to non-compliance with such laws.

3.30.        Full Disclosure. No representation or warranty by the Sellers or the Company contained in this Agreement, and no statement contained in any agreement, schedule or certificate delivered through and including the Closing Date by the Company to the Buyer pursuant to the provisions hereof, contains or will contain at the time delivered, any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

Article IV
Representations and Warranties Regarding the Sellers

In order to induce the Buyer to pay the Purchase Price, to enter into this Agreement, to purchase the Shares and to consummate the transactions contemplated hereby, each of the Sellers represents and warrants, severally and jointly, to the Buyer, as of the date of this Agreement, and as of the Closing, as follows:

4.1.          Capacity. Each Seller is a natural person, is of legal age and capacity, and has all requisite power and authority to execute and deliver (at the time of delivery specified herein, to the extent specified) this Agreement and any Seller Ancillary Agreements to which he is a party, and to perform his obligations under this Agreement and such Seller Ancillary Agreements.

4.2.          Validity and Execution of Agreements. This Agreement, and each of the Seller Ancillary Agreements to which such Seller is a party, have been duly authorized, executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the Buyer and the other parties hereto or thereto, constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting or relating to the rights of creditors generally, or by general principles of equity.

4.3.          Company and Company Subsidiary Stock Ownership. The shares of Company Common Stock and Equity Interests of the Company Subsidiary listed on Schedule 4.3 opposite such Seller’s name (a) are owned legally, beneficially and of record by such Seller; and (b) constitute all of the shares of capital stock or other Equity Interests of the Company and/or the Company Subsidiary, that are owned legally, beneficially or of record by such Seller. All of such Seller’s Equity Interests in the Company and/or the Company Subsidiary are owned directly by such Seller, free and clear of all Liens and free of any other restriction, except for restrictions imposed by applicable securities Laws or as set forth on Schedule 4.3. Except as set forth on Schedule 4.3, such Seller has not granted or acknowledged to any Person any Rights with respect to any shares of capital stock or any other Equity Interests of the Company and/or the Company Subsidiary, and such Seller has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to such Seller’s shares of capital stock and other Equity Interests of the Company and/or the Company Subsidiary, with no limitations, qualifications or restrictions on such rights. Except as set forth on Schedule 4.3, such Seller has no claim against the Company or the Company Subsidiary or any of their respective officers or directors, any other Seller or any other Person with respect to the issuance of any shares of capital stock or other Equity Interests of the Company and/or the Company Subsidiary.

4.4.          No Conflicts. Neither the execution and delivery of this Agreement, nor any of the Seller Ancillary Agreements to which such Seller is a party, nor the performance by such Seller of its obligations contemplated hereby or thereby, will (a) violate or constitute a default, or require notice and/or consent under, any Contract or other instrument, permit, concession, franchise or Order to which such Seller is a party or by which such Seller’s assets or properties are or may be subject or bound, except to the extent that such violations or defaults, or failures to provide such notices or receive such consents, would not adversely affect the ability of such Seller to enter into or perform its obligations under this Agreement or any Seller Ancillary Agreement to which such Seller is a party; (b) violate any Laws applicable to such Seller; or (c) result in the creation of any Lien upon any shares of Company Common Stock owned by such Seller.

4.5.          Government Consents. The execution, delivery and performance of this Agreement by such Seller does not require, with respect to such Seller, any consent from, action by or in respect of, or filing with, any court or Governmental Authority.

4.6.          Litigation. There is no Litigation pending, nor to the Knowledge of such Seller, threatened, before any Governmental Authority or arbitrator with respect to such Seller, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement by such Seller or would, if successful, be reasonably expected to materially and adversely affect the ability of such Seller to perform its obligations under this Agreement.

4.7.          FIRPTA. Such Seller is not a ‘foreign person’ within the meaning of Section 1445 of the Code.

4.8.          Brokers and Finders. Except as set forth on Schedule 4.8, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

4.9.          Payment Shares.

(a)           Such Seller acknowledges and recognizes, and covenants and agrees with the Buyer that, he is acquiring the Payment Shares for his own respective account, and such Seller covenants and agrees that it will not sell, transfer, or otherwise dispose of any of the Payment Shares or any interest therein, except pursuant to the Registration Statement or any prospectus supplement to the prospectus that is a part of the Registration Statement or any post-effective amendment to the Registration Statement, as the case may be, and applicable state “blue sky” laws, or in a transaction which in the opinion of counsel reasonably acceptable to Parent is exempt therefrom.

(b)           Such Seller further acknowledges that it has received a copy of the prospectus that is a part of the Registration Statement, and that, as of the Closing Date or, if earlier, the date that Sellers vote or act by written consent, in their capacity as shareholders of the Company, to approve the transactions contemplated by this Agreement, had held a copy of the prospectus that is a part of the Registration Statement for at least twenty (20) Business Days, and confirms, covenants and agrees that such Seller has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Payment Shares, and confirms, covenants and agrees that such Seller has obtained, in its judgment, sufficient information from Parent and/or Buyer to evaluate the merits and risks of an investment in the Payment Shares. Such Seller acknowledges and agrees that it has been provided the opportunity to obtain information and documents concerning the Parent and the Payment Shares, and has been given the opportunity to ask questions of, and receive answers from, the Parent’s directors and officers concerning Parent and the Payment Shares and other matters related to this investment. Such Seller acknowledges and agrees that it is aware of the risks inherent in an investment in the Parent and specifically the risks of an investment in the Payment Shares. In addition, such Seller is aware and acknowledges that there can be no assurance of the future viability or profitability of the Parent, nor can there be any assurance relating to the current or future price or value of the Payment Shares, or market conditions generally.

(c)           Such Seller acknowledges and agrees that the Payment Shares to be issued to the Sellers pursuant to this Agreement shall be subject to the transfer restrictions set forth in the Lock-up Agreement and that each certificate representing the Payment Shares, as well as all certificates issued in replacement, exchange for or in substitution of the Payment Shares shall bear a legend to the following effect:

“THE TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF A LOCK-UP AGREEMENT DATED ________, 2020, BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER HEREOF.  A COPY OF THE LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER”

Article V
Representations and Warranties Regarding the Parent and the Buyer

In order to induce the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Parent and the Buyer, jointly and severally, represent and warrant to the Company and the Sellers, as of the date of this Agreement, and as of the Closing, as follows:

5.1.          Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed as a foreign entity to do business in each jurisdiction where the nature of its business or ownership, or the leasing or operation of its assets or properties, renders such qualification, license or good standing necessary. The Buyer has all requisite entity power to own, operate and lease its assets and to carry on its business as now being conducted.

5.2.        Authorization; Enforceability. Each of the Parent and the Buyer has full company power and authority to execute, deliver and perform this Agreement and the Buyer Ancillary Agreements to which each is a party and to consummate the transactions contemplated hereby and thereby (including the issuance and delivery by the Parent to the Sellers of the Payment Shares, and the Share Purchase). The execution, delivery and performance of this Agreement and all other documents and agreements to be delivered pursuant hereto, and the consummation of the transactions contemplated hereby and thereby (including the issuance and delivery by the Parent to the Sellers of the Payment Shares, and the Share Purchase), have been duly and validly approved and authorized by all necessary relevant action on the part of each of the Parent and the Buyer. No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the issuance and delivery by the Parent to the Sellers of the Payment Shares, and the Share Purchase. The vote or consent of the Parent as the sole stockholder of the Buyer is the only vote or consent of the holders of any class or series of capital stock of the Buyer necessary to approve this Agreement or the transactions contemplated hereby, including the issuance and delivery by the Parent to the Sellers of the Payment Shares, and the Share Purchase. This Agreement has been duly and validly executed and delivered by each of the Parent and the Buyer, and is a legal, valid and binding agreement of each, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting or relating to the rights of creditors generally or by general principles of equity.

5.3.        No Conflicts. The execution, delivery and performance by each of the Parent and the Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including the issuance and delivery by the Parent to the Sellers of the Payment Shares, and the Share Purchase) will not (a) violate any provision of the Governing Documents of either the Parent or the Buyer, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of either the Parent or the Buyer under, any Contract to which either is a party or by which any of its properties or assets are bound or subject, (c) violate any Law or Order of any Governmental Authority, or (d) violate or result in the revocation or suspension of any License.

5.4.        Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or Person acting on behalf of the Parent or the Buyer is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

5.5.        Financial Ability.  As of the Closing, the Buyer will have available all of the funds necessary to pay the Cash Payment to Sellers and to discharge its other obligations under this Agreement. Notwithstanding the foregoing, nothing in this Section 5.5 will be interpreted and/or construed as a financing condition to the Closing of the transactions contemplated by this agreement, which will in no manner be dependent upon the success or failure of any of the Financings that might be contemplated and/or pursued by the Parent.

5.6.          SEC Filings; Registration Statement; Financial Statements; Other Reports.

(a)            Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under the Securities Act and the Exchange Act, as the case may be, from and after January 1, 2018 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing and the Registration Statement, as amended or supplemented if applicable, (i) as of its date or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements and the Registration Statement) or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement has been declared effective by the SEC. The Parent is eligible to use Form S-4 for the issuance of the Payment Shares. No Subsidiary of the Parent is separately subject to the periodic reporting requirements of the Exchange Act.

(b)           Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations, comprehensive income (as required by GAAP), changes in shareholders’ equity, and cash flows of Parent and the consolidated Subsidiaries of the Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

Article VI
Covenants and Other Agreements

For purposes of this Article VI, unless otherwise specifically provided, all references to the Company shall be deemed to include the Company Subsidiary.

6.1.         Interim Operations of the Company. The Company covenants and agrees that, from and after date hereof and prior to the Closing Date, except (a) as expressly provided in this Agreement or as required to consummate the transactions contemplated by this Agreement, (b) as set forth in Schedule 6.1 hereof, or (c) as may be agreed in writing in advance by the Buyer:

(i)	the business of the Company shall be conducted in the Ordinary Course of Business, and the Company shall use its commercially reasonable efforts to preserve the business organization of the Company intact, keep available the services of the current officers and employees of the Company and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Company, to the end that the goodwill and ongoing business of the Company shall be unimpaired in any materially adverse manner at the Closing Date. The Company shall not institute any new methods of manufacture, purchase, lease, management, accounting or operation, or engage in any transaction or activity, other than changes in the Ordinary Course of Business;

(ii)	the Company shall not: (A) amend its Governing Documents, (B) issue, sell, transfer, pledge, dispose of or encumber any class of its Equity Interests or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, Equity Interests or Voting Debt, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any Equity Interests; (D) split, combine or reclassify or vary the rights attached to any Equity Interests; or (E) redeem, purchase or otherwise acquire directly or indirectly any Equity Interests or any instrument or security which consists of or includes a right to acquire any Equity Interests;

(iii)	the Company shall not organize any new Subsidiary or acquire any Equity Interests of any other Person;

(iv)	the Company shall not (A) modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims, except in the Ordinary Course of Business or (B) enter into a Change of Control Agreement;

(v)	the Company shall not: (A) except as set forth in Schedule 6.1, (x) incur or assume any long-term Indebtedness, or (y) except in the Ordinary Course of Business, incur or assume short-term Indebtedness, in each case from the date hereof until the Closing; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company, except as required by the terms thereof or this Agreement; (C) modify the terms of any Indebtedness or other liability, (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Company), except as described in Schedule 6.1 as being in the Ordinary Course of Business; (E) except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person; (F) enter into any material commitment or transaction (including any capital expenditure or any purchase, sale or lease of assets or real estate); (G) except in the Ordinary Course of Business, write down the value of any inventory or write off as uncollectible any notes or accounts receivable; or (H) dispose of or permit to lapse any rights to any material Company Intellectual Property;

(vi)	the Company shall not lease, license, mortgage, pledge or encumber any assets other than in the Ordinary Course of Business, or transfer, sell or dispose of any assets other than in the Ordinary Course of Business;

(vii)	the Company shall not make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the Ordinary Course of Business with respect to employees who earn less than $50,000 per year) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other Contract with, or employee benefit plan for, or make any loan or advance in excess of $25,000 individually, or $50,000 in the aggregate for any number of loans, to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(viii)	the Company shall not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, Contract or arrangement to any officer, director, employee or Affiliate, or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company is obligated to do so on the date hereof or, in the case of employees only, would, in the Ordinary Course of Business, make such payment, accrual or arrangement (B) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Benefit Plan, or any employment or consulting Contract with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company is obligated to do so on the date hereof (or will be obligated based upon consummation of the transactions contemplated by this Agreement), or (C) amend in any material respect any such plan, Contract or arrangement in a manner inconsistent with the foregoing;

(ix)	the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Buyer, except policies which are replaced without any material diminution of or gaps in coverage;

(x)	the Company shall not enter into any Contract or transaction, or related series of Contracts or transactions (A) involving the expenditure in excess of $25,000 relating to the purchase of assets other than in the Ordinary Course of Business, (B) containing any restrictive covenants or limits on the ability of the Company to conduct business in any jurisdiction, or (C) which relates to any joint venture or similar arrangement with respect to any material research and development, distribution or supply agreement, other than in the Ordinary Course of Business;

(xi)	the Company shall not pay, repurchase, discharge or satisfy any of its Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business, of Liabilities reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet Date in the Ordinary Course of Business;

(xii)	the Company shall not adopt or pass any resolution in respect of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xiii)	the Company shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII and Article VIII not being satisfied, or would make any representation or warranty in respect of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, the Buyer or the Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(xiv)	the Company shall not materially change any method of reporting income, deductions or other material items for income Tax purposes, make or change any material election with respect to Taxes, agree to or settle any material claim or assessment in respect of Taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of Taxes, other than in the Ordinary Course of Business;

(xv)	the Company shall not settle or knowingly compromise any pending or threatened suit, action, or claim which would require the payment by or to the Company of more than $10,000 or would impose a restriction on the business, assets or operations of the Company following the Closing Date;

(xvi)	the Company shall not, other than in the Ordinary Course of Business, (A) accelerate, or accept payment at a discount, of any accounts receivable or trade receivables or (B) delay any payment of any accounts payable beyond the respective payment deadlines; and

(xvii)	the Company shall not enter into any Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

6.2.          Access. Between the date of this Agreement and the Closing, the Company shall upon reasonable prior notice, (a) afford the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities, and officers and accountants of the Company, (b) permit the Buyer to review and to make copies of such books and records as it may reasonably require and (c) furnish the Buyer with such financial and operating data and other information as the Buyer may from time to time reasonably request. The Buyer and its authorized representatives shall conduct all such reviews in a manner that will minimize disruptions and interference to the business and operations of the Company.

6.3.          Existing Confidentiality Agreement; Publicity.

(a)           The Existing Confidentiality Agreement is hereby confirmed and acknowledged as the continuing obligations of the parties hereto, as though incorporated herein in its entirety. Each of the Company, the Sellers, the Buyer and the Parent acknowledges and agrees that upon the Closing, the Existing Confidentiality Agreement shall hereby be terminated.

(b)          No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made after the date hereof without the prior written consent of the Sellers’ Representative and the Buyer as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party hereto from making any public announcement or filing that the disclosing party reasonably deems necessary to comply with Law (but after prior consultation, to the extent legally permitted, with the other party hereto). The Sellers will cooperate with the Buyer to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby. Nothing in this Agreement shall prevent the Parent or any of its Affiliates from disclosing any information regarding this Agreement or the transactions contemplated hereby to other Persons: (i) to the extent required by applicable Law (including the rules and regulations of the SEC or a national securities exchange upon which the Parent Common Stock is listed or traded); or (ii) on the advice of counsel.

6.4.          Efforts and Actions to Cause Closing to Occur.

(a)            Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Buyer, Sellers and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing as promptly as practicable including, but not limited to, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority including, but not limited to, making all necessary filings with respect to this Agreement required under any applicable federal or state securities Laws. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing. At the Closing, each of the parties to this Agreement shall execute and deliver the instruments and agreements contemplated to be executed and delivered by such parties at the Closing pursuant to Article VII and Article VIII hereto.

(b)            Prior to the Closing, each party to this Agreement shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement. Each party hereto shall promptly provide the other parties hereto with copies of any written communication received by such party from any Governmental Authority regarding the Share Purchase. If any party hereto or an Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Share Purchase, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including Environmental Permits) are required as a result of the execution of this Agreement, the Sellers and the Company shall use their respective commercially reasonable efforts to effect such transfers, amendments or modifications.

(c)           The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, the estoppels set forth in Schedule 6.4(c), and the consents set forth in Schedule 6.4(c), each in the forms to be provided by the Buyer. All such estoppels and consents which the Company is able to obtain shall be in writing, and executed counterparts thereof shall be delivered to the Buyer at or prior to the Closing.

(d)           Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require the Buyer, or the Company (i) [to divest or hold separate any assets or agree to limit its future activities, method or place of doing business,] (ii) to commence any Litigation against any entity in order to facilitate the consummation of the Share Purchase or (iii) to defend against any Litigation brought by any Governmental Authority seeking to prevent the consummation of, or impose limitations on, the Share Purchase.

6.5.          Notification of Certain Matters.

(a)           The Company shall give written notice to the Buyer promptly upon the Knowledge of the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect when made or at the Closing Date, or (B) any condition with respect to the Company set forth in Article VII and Article VIII to be unsatisfied in any material respect at any time from the date of this Agreement through and to the Closing Date and (ii) any material failure of the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)           The Sellers or any one of them shall give written notice to the Buyer promptly upon the Knowledge of the Sellers or any one of them of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty of the Sellers contained in this Agreement to be untrue or inaccurate in any material respect when made or at the Closing Date, or (B) any condition set forth in Article VII and Article VIII to be unsatisfied in any material respect at any time from the date of this Agreement through and to the Closing Date, and (ii) any material failure of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Seller hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(c)           The Buyer shall give written notice to the Company promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty of either the Parent or the Buyer contained in this Agreement to be untrue or inaccurate in any material respect when made at the Closing Date or (B) any condition set forth in Article VII and Article VIII to be unsatisfied in any material respect at any time from the date of this Agreement through and to the Closing Date and (ii) any material failure of either the Parent or the Buyer or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.6.         Subsequent Actions. If at any time after the Closing the Buyer determines or is advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm ownership (of record or otherwise) in the Buyer, its right, title or interest in, to or under any or all of the Shares, (b) to vest, perfect or confirm ownership (of record or otherwise) in the Company, any of its rights, properties or assets, or (c) otherwise to carry out this Agreement, then each of the Sellers shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances, and take and do all such other actions and things as may be reasonably requested by the Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Buyer or the Company or otherwise to carry out this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

6.7.         Delivery of Interim Financial Statements. Between the date hereof and the Closing Date, upon the Parent’s request, the Company shall deliver promptly any Interim Financial Statements requested by the Buyer to the extent they (or any portion thereof) are then available.

6.8.         Certain Communications. The Buyer shall provide the Sellers with copies of all letters, memoranda and other correspondence to be circulated to the employees of the Company that describe the transactions contemplated hereby, for their prior review and approval, which review and approval shall not be unreasonably withheld or delayed. The parties hereto agree that they shall jointly message the transactions contemplated herein prior to Closing to all parties who they jointly may agree should receive the same.

6.9.         Acquisition Proposals.   From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article X hereof, the Company and the Sellers shall not, and the Company shall use its reasonable best efforts to cause its directors, officers, employees, or any of its investment bankers, attorneys, accountants or other advisors, agents or representatives not to, directly or indirectly, participate in any discussions or negotiations regarding, or solicit, initiate or encourage the submission of, an Acquisition Proposal, or furnish to any Person any information for any purpose in connection with an Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing.   The Company will (a) immediately notify Buyer orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or proposal which could lead to an Acquisition Proposal, (b) immediately notify Buyer of all material terms of any Acquisition Proposal including the identity of the Person making the Acquisition Proposal or the request for information, and (c) in the event a third party makes a written offer or proposal to the Company with respect to any Acquisition Proposal, the Company will promptly send to Buyer a copy of any such written offer or proposal.  The Company and the Sellers shall, and shall cause each of their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons with respect to any Acquisition Proposal.  In addition, the Company shall take all steps reasonably necessary to enforce any existing standstill, non-solicitation, confidentiality or other agreements between the Company and third parties relating to any Acquisition Proposal, and shall not terminate, waive or modify such agreements prior to the Closing without the prior written consent of the Buyer.  The Company agrees that it shall be responsible for any breach of this Section 6.9 by any of its directors, officers, employees, or any of its investment bankers, attorneys, accountants or other advisors, agents or representatives, as if the foregoing were parties to this Agreement and bound by this Section 6.9.

6.10.        Confidentiality. For purposes of this Section 6.10, all references to the Buyer shall include the Company, and each of the Buyer’s and the Company’s Affiliates and subsidiaries, and all references to the Sellers shall be deemed to include the Sellers and each of their respective successors and assigns. Each of the Sellers acknowledges that, in the event that the transactions contemplated by this Agreement are consummated, the intangible property and all other confidential or proprietary information with respect to the business and operations of the Company and the Buyer are valuable, special and unique assets of the Buyer. None of the Sellers shall, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use, any confidential or proprietary information with respect to the Buyer, whether or not for such Seller’s own benefit, without the prior written consent of the Buyer or unless required by Law, including without limitation, (a) Trade Secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (b) information relating to the Products, (c) the names of the Buyer’s customers and contacts, the Buyer’s marketing strategies, the names of its vendors and suppliers, the cost of materials and labor, the prices obtained for services sold (including the methods used in price determinations, and manufacturing and sales costs), lists or other written records used in the Buyer’s business, compensation paid to employees and consultants and other terms of employment, production operation techniques or any other confidential information of, about or pertaining to the Business, and any other information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Buyer, (d) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of the Buyer, and (e) any other confidential information or Trade Secrets relating to the Business which the Sellers may acquire or develop in connection with or as a result of their performance of the terms and conditions of this Agreement, excepting only such information as is already known to the public or which may become known to the public without any fault of the Sellers or in violation of any confidentiality restrictions. The Sellers acknowledge that the Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Buyer.

6.11.       Non-Competition, Non-Disparagement, and Non-Interference.

(a)          For purposes of this Section 6.11 , all references to the Buyer or the Company shall be deemed to include their respective Affiliates, subsidiaries, successors and assigns.

(b)           Each of the Sellers acknowledges that, in order to assure the Buyer that the Buyer will retain the value of the Company as a “going concern,” each of the Sellers, on the terms set forth in this Section 6.11, agrees not to utilize his special knowledge of the business of the Company and his relationships with the Company’s customers (including, but not limited to prospective customers), suppliers and distributors to compete with the Company, subject to the terms hereafter set forth. For a period of five (5) years beginning on the Closing Date (the “Restricted Period”), each of the Sellers shall not engage or have an interest, anywhere in the United States of America or in any other geographic area where the Business was operating as of the Closing Date, or in which Products were being marketed as of the Closing Date, and either, alone or in association with others, as a principal, officer, agent, employee, director, partner or stockholder (except as an employee or consultant of the Buyer, or as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any enterprise engaging in a business competitive with or substantially similar to the Business. In addition, during the Restricted Period, each of the Sellers shall not, and shall use their respective commercially reasonable efforts to prohibit any of their employees, agents or others then under their control to, either directly or indirectly, and whether or not on behalf of either of the Sellers or any other Person, (i) accept competitive business from, or solicit the competitive business of any Person who is, or who had been at any time during the preceding three (3) years, a customer of the Business, a known prospective customer of the Business, or a supplier of the Business or (ii) recruit or otherwise solicit or induce any Person who is then an employee or consultant of, or otherwise engaged by, the Buyer or the Company in the Business, to terminate his or her employment or other relationship with the Buyer or the Company, or hire any Person who has left the employ of or other relationship with the Buyer or the Company during the Restricted Period.

(c)           Each of the Sellers shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, Trademark, Copyright, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with the Business (including any Product), and, whether or not such use would be in a business competitive with that of the Buyer or the Company, at that time.

(d)           Each of the Sellers agrees not to make or cause to be made, directly or indirectly, any disparaging or derogatory statements concerning the Company, the Buyer, their respective businesses, services, reputations, or prospects. Each of the Sellers further agrees not to (i) request, suggest, influence or cause any Person, directly or indirectly, to cease doing business with or to reduce its business with the Company or the Buyer, and (ii) do or say anything to damage any of the business, supplier or customer relationships of the Company or the Buyer. Each of the Sellers further agrees not to, directly or indirectly, assist any Person in inducing or otherwise counseling, advising, encouraging or soliciting any customer of the Company or the Buyer to terminate or in any way diminish its customer relationship with the Company or the Buyer.

(e)           Each of the Sellers acknowledges that compliance with the restrictions set forth in this Section 6.11 will not prevent them from earning a livelihood. As used herein, the phrase “competitive business” means any business competitive with the Business as the Business is then being operated as of the Closing Date.

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6.12.        Continuing Obligations; Equitable Remedies. The restrictions set forth in Sections 6.10 and 6.11 are considered by the parties to be reasonable for the purposes of protecting the value and goodwill of the Business. The Buyer and the Sellers acknowledge that the Buyer would be irreparably harmed, and that monetary damages would not provide an adequate remedy to the Buyer, in the event that the covenants contained in Sections 6.10 and 6.11 were not complied with in accordance with their terms. Accordingly, the Sellers agree that any breach or threatened breach by either of them of any provision of Section 6.10 or Section 6.11 shall entitle the Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Buyer. If the Sellers breach the covenant set forth in Section 6.11, the running of the Restricted Period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 6.10 and 6.11 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 6.10 and 6.11 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, then the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 6.10 or Section 6.11 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, then the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such a manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Section 6.10 or Section 6.11 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all reasonable attorney's fees and expenses incurred by the prevailing party in such action.

6.13.        Intentionally Omitted.

6.14         Parent SEC Filings. Each Seller covenants and agrees that it shall furnish all information as may be reasonably required by applicable securities laws or reasonably requested by Parent in connection with the preparation, filing and distribution of any prospectus supplement to the prospectus that is a part of the Registration Statement or to any post-effective amendment to the Registration Statement, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, such documents and any other documents to be filed by Parent with the SEC (collectively, the “Parent SEC Filings”). If, at any time, any information relating to the Sellers for use in any Parent SEC Filings should be discovered by Parent or such Sellers which should be but is not set forth in the Parent SEC Filings, so that the applicable Parent SEC Filings, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, each of such Sellers covenants and agrees that such Seller shall ensure that such information shall promptly be provided to Parent so that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and until such correction is made, the Sellers agree not to use any prospectus supplement to the prospectus that is a part of the Registration Statement or to any post-effective amendment to the Registration Statement.

6.15.        Payment Shares. Each Seller hereby covenants and agrees to promptly notify Parent of any planned sale of any Payment Shares pursuant to the Registration Statement or any such prospectus supplement or post-effective amendment to the Registration Statement, and reasonably in advance of such planned sale. Each Seller further covenants and agrees to comply with the Securities Act, the Exchange Act, and any other applicable Law in connection with any such sales.

6.16.       Antitrust Notification and Other Regulatory Filings. Each of the Company, the Sellers and the Buyer shall, in consultation and cooperation with the other and as promptly as reasonably practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file (i) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the transactions contemplated by this Agreement and (ii) with all other non-U.S. Governmental Authority any notices and applications necessary to obtain merger control or competition Law approval for the Share Purchase. Any such notices and applications, including such HSR Act notification and report form, shall be in substantial compliance with the requirements of the HSR Act or other applicable non-U.S. merger control or competition Law, as the case may be. Each of the Company, the Sellers and the Buyer shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any other such non-U.S. merger control or competition Law, (ii) give the other reasonable prior notice of any such filings, notices or applications and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other Governmental Authority, as applicable, regarding the Acquisition, and, to the extent practicable and legally permissible, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with, any such filings, notices, applications, communications, requests or inquiries, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Acquisition without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Acquisition, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Acquisition and (iv) comply with any inquiry or request from the FTC, the DOJ or any other Governmental Authority, as applicable, as promptly as practicable. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or other applicable non-U.S. merger control or competition Law, as the case may be.

6.17.        Financings. Each of the Company and the Sellers agree to use their respective commercially reasonable efforts to provide, and shall cause their respective representatives (including legal, tax, regulatory and accounting representatives) to use their respective commercially reasonable efforts to provide, at the sole expense of Parent, such assistance and cooperation as reasonably requested by Parent in connection with any financings undertaken by the Parent prior to the Closing (including any capital markets equity or Debt Financing or other financing, collectively the “Financings”), including, but not limited to, using their respective commercially reasonable efforts (a) to, upon reasonable advance notice by Parent, provide assistance with the preparation of customary confidential information or placement memoranda, registration statements or prospectuses under the Securities Act, ratings agency presentations, other similar presentations or other offering materials related to the Financing (including assistance with (i) pro forma financial information and (ii) the review of risk factors for any private placement memoranda, registration statements and prospectuses under the Securities Act or other offering materials related to the Financings); (b) to cause senior management and representatives of the Company, with appropriate seniority and expertise to, upon reasonable advance notice by Parent, participate in a reasonable number of meetings, presentations, drafting sessions and due diligence sessions with the Debt Financing Sources, ratings agencies and prospective financing sources and/or lenders (collectively, the “Financing Sources”); (c) to reasonably cooperate with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by the Financing Sources; (d) to cooperate with the marketing efforts of Parent and the Financing Sources upon the reasonable written request of Parent; (e) to provide as promptly as reasonably practicable all financial data and other customary information regarding the Company and the Company Subsidiary as may reasonably be requested by Parent or the Financing Sources; (f) to afford to the Financing Sources, at reasonable times and on reasonable notice, access to the Company’s properties and facilities; (g) to obtain and provide such of the Company’s accountants’ comfort letters and consents as reasonably requested by Parent or the Financing Sources in connection with the Financings; and (h) to cooperate with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financings. The Company hereby consents to the use of all of its logos in connection with the Financings; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Business or the reputation or goodwill of the Business. Notwithstanding the foregoing, nothing in this Section 6.17 will be interpreted and/or construed as a financing condition to the Closing of the transactions contemplated by this agreement, which will in no manner be dependent upon the success or failure of any of the Financings that might be contemplated and/or pursued by the Parent.

Article VII

Conditions Precedent to the Obligations of the Buyer

Each and every obligation of the Buyer to enter into and complete the transactions contemplated by this Agreement is conditioned upon the satisfaction (or waiver by the Buyer) of the following conditions, in each case (other than as provided in Section 7.16 below) on or before the Closing Date:

7.1.          Representations and Warranties. All of the representations and warranties of the Company, the Company Subsidiary and the Sellers set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the Closing Date, except with respect to representations and warranties that shall not be true and correct as of the Closing Date solely as a result of the Company and/or Sellers taking actions permitted by and in compliance with Section 6.1.

7.2.          Performance of Agreements, Covenants and Obligations. Neither the Company, the Company Subsidiary, nor any Seller shall have failed to perform or comply in any material respect with any agreement, covenant or obligation of the Company or any Seller to be performed or complied with by it under this Agreement.

7.3.         Material Adverse Effect. No event shall have occurred which has or would reasonably be expected to result in a Material Adverse Effect on the Business.

7.4.         Legal Prohibition. There shall not be any Law or Order enacted, entered, enforced or promulgated, or any other action taken by any Governmental Authority, either of which would prohibit the consummation of the Share Purchase or which would restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby.

7.5.          Closing Certificate. The Company shall have delivered to the Buyer a certificate signed by the Chief Executive Officer of the Company, dated the Closing Date, certifying as to the Company that each of the conditions specified in Sections 7.1 through 7.4 has been satisfied in all respects.

7.6.          Consents and Approvals Obtained.

(a)           The estoppels set forth in Schedule 6.4(c), and the consents set forth in Schedule 6.4(c), shall each have been obtained in a form reasonably satisfactory to the Buyer, and a copy of each such estoppel and consent shall have been provided to or made available to the Buyer at or prior to the Closing.

(b)          All regulatory approvals and any consents required by Law or from any Governmental Authority shall have been obtained in a form reasonably satisfactory to the Buyer, and a copy of each such regulatory approval and consent shall have been provided to or made available to the Buyer at or prior to the Closing.

(c)           All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

(d)           This Agreement, the Share Purchase and the other transactions contemplated by this Agreement shall have been approved by the Company’s board of directors and shareholders, and such approvals shall remain in full force and effect at the time of the Closing.

7.7.          Delivery of Certificates for Shares. The Buyer or its counsel shall have received certificates representing one hundred percent (100%) of the Shares, together with stock powers endorsed in blank for the transfer thereof to the Buyer. The Buyer or its counsel shall have received certificates representing one hundred percent (100%) of the shares of the Company Subsidiary owned by the Sellers together with stock powers endorsed in blank for the transfer thereof to the Buyer or its designee, as well as the certificates representing the shares of the Company Subsidiary owned by the Company.

7.8.          Good Standing; Governing Documents. The Company shall have delivered to the Buyer certificates, dated within ten (10) days of the Closing Date, issued by the Secretary of State or other similar appropriate Governmental Authority (a) evidencing the good standing of the Company and the Company Subsidiary in their respective jurisdictions of organization and in any jurisdiction in which they are qualified to do business, and (b) certifying the Governing Documents of each of the Company and the Company Subsidiary, as amended through such date.

7.9.          Officer Certificate. The Company shall have delivered to the Buyer a certificate reasonably acceptable to the Buyer and signed by an officer of the Company, dated the Closing Date, certifying (a) the Company’s and the Company Subsidiary’s respective Governing Documents, (b) the resolutions of the board of directors of the Company approving the execution and delivery of this Agreement and the transactions contemplated hereby, and (c) incumbency and signatures of the officers of the Company executing this Agreement and any other agreement contemplated by this Agreement.

7.10.        Tax Certificate. The Company shall have delivered to the Buyer at the Closing a Notice of Non-U.S. Real Property Holding Corporation Status which meets the requirements of Treasury Regulation Section 1.897 2(h) and is sufficient to exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

7.11.        Delivery by the Sellers. At the Closing, the Sellers shall have delivered, or caused to be delivered, to Buyer, the following:

(a)            the Sellers’ Releases, duly executed by each Sellers;

(b)           the Lease for the premises located at 1763 N. Case Street, Orange, California (the “N. Case Lease”), in the form attached hereto as Exhibit C, duly executed by the applicable landlord thereto;

(c)            the Lease for the premised located at 434 W. Levers Place, Orange, California (the “W. Levers Place Lease”), in the form attached hereto as Exhibit D, duly executed by the applicable landlord thereto; and

(d)            the Lock-up Agreement, duly executed by each Seller.

7.12.        Resignations. The Company shall have delivered to the Buyer, resignations, effective immediately following the Closing, of each director and officer of the Company and the Company Subsidiary.

7.13         Books and Records.  The Company shall have delivered to the Buyer the minute books of the Company and the Company Subsidiary, including corporate seals, copies of issued stock certificates, stock ledgers, articles of incorporation, bylaws and corporate minutes, and other formation and organizational documents.

7.14.        No Liabilities; Lien Termination Letters. The Sellers and the Company shall have furnished to the Buyer at the Closing (a) such evidence of the satisfaction or discharge of all Closing Indebtedness of the Company, and (b) a lien termination and release letter issued by each holder of Closing Indebtedness, in form and substance reasonably satisfactory to Buyer, which sets forth (i) the amount required to repay, satisfy and discharge in full all such Closing Indebtedness owed to such holder, (ii) the wire transfer instructions for the repayment of such Closing Indebtedness to such holder, and (iii) a termination, release or discharge of all Liens and the terminations of all loan documents and other agreements evidencing the Closing Indebtedness, together with any applicable termination statements (collectively, the “Lien Termination Letters”).

7.15.        Registration Statement. The Sellers shall have received a copy of the prospectus that is a part of the Registration Statement for a period of at least twenty (20) Business Days prior to the earlier of (i) the Closing Date; or (ii) the date that Sellers vote or act by written consent, in their capacity as shareholders of the Company, to approve the transactions contemplated by this Agreement.

7.16.        R&W Insurance Policy. The Buyer (or one or more of its Affiliates) shall have obtained a R&W Insurance Policy in the form attached hereto as Exhibit E “conditionally bound” as of the date of this Agreement, and having the coverage, retention and premium amounts set forth therein (the “R&W Insurance Policy”), and such R&W Insurance Policy shall be fully bound and in effect in all respects as of the Closing .. On or prior to the Closing Date, the Buyer shall pay, or shall cause to be paid, the full amount of all premium and other costs, fees or expenses (including all underwriting fees and such insurer’s due diligence and other legal fees) set forth in the R&W Insurance Policy, and all other costs, fees, and expenses associated with obtaining the R&W Insurance Policy (collectively, the “R&W Policy Fees and Expenses”); provided, however, that an amount equal to one-half of the premium cost for the R&W Insurance Policy (the “R&W Policy Premium”) only shall be deducted from the Purchase Price proceeds to be paid to the Sellers at the Closing. The R&W Insurance Policy shall include a full and complete waiver of all rights of subrogation and any form of recourse or right of action against Sellers, except to the extent arising from Fraud by Sellers. From and after the effective date and until the expiration of the R&W Insurance Policy, the Buyer and its Affiliates shall not amend, waive, or otherwise modify the subrogation waiver contained in the R&W Insurance Policy in any manner that materially and adversely affects Sellers or their respective Affiliates.

7.17         Limited Due Diligence. The Buyer shall be satisfied with its due diligence investigation of the Company Subsidiary’s due organization, valid existence, good standing and material compliance with applicable Law.

7.18         General. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall have been taken in a manner reasonably satisfactory to the Buyer, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer. The Buyer shall have received copies of such other officers’ certificates and other customary closing documents as the Buyer may reasonably request in connection with the transactions contemplated hereby.

The foregoing conditions are for the sole benefit of the Buyer, and may be waived by the Buyer, in whole or in part, at any time and from time to time on or prior to the Closing in the sole discretion of the Buyer.

Article VIII

Conditions Precedent to the Obligations of the Company and the Sellers

The obligations of the Company and the Sellers to enter into and complete the transactions contemplated by this Agreement are conditioned upon the satisfaction (or waiver by the Company and the Sellers) of the following conditions, in each case on or before the Closing Date:

8.1.          Representations and Warranties. The representations and warranties of the Parent and the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the Closing Date.

8.2.         Performance of Agreements, Covenants and Obligations. Neither the Parent nor the Buyer shall have failed to perform or comply in any material respect with any agreement, covenant or obligation of either to be performed or complied with by it under this Agreement.

8.3.         Legal Prohibition. There shall not be any Law or Order enacted, entered, enforced or promulgated, or any other action taken by any Governmental Authority, in either of which would prohibit the consummation of the Share Purchase or which otherwise restrains or prohibits this Agreement or the consummation of the transactions contemplated hereby.

8.4.          Closing Certificate. The Buyer shall have delivered to the Sellers a certificate signed by an officer of the Buyer, and a certificate signed by an officer of the Parent, and each dated the Closing Date, certifying as to the Buyer and to the Parent, respectively, that each of the conditions specified in Sections 8.1 through 8.3 has been satisfied in all respects.

8.5.          Delivery by the Buyer. At the Closing, Buyer shall have delivered or caused to be delivered to the Sellers, the following:

(a)            the Estimated Closing Date Cash Payment, in accordance with Section 2.2;

(b)            the Payment Shares, in accordance with Section 2.2;

(c)            the N. Case Lease, duly executed by the Company;

(d)            the W. Levers Place Lease, duly executed by the Company; and

(e)            the R&W Insurance Policy, bound by Pacific Insurance Company Limited in accordance with Section 7.16, along with confirmation of the payment of all R&W Policy Fees and Expenses.

8.6.         General. All corporate proceedings required to be taken on the part of the Buyer and the Parent in connection with the transactions contemplated by this Agreement shall have been taken in a manner reasonably satisfactory to the Company and the Sellers’ Representative, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Sellers’ Representative. The Company and the Sellers’ Representative shall have received copies of such other officers’ certificates and other customary closing documents as the Company and the Sellers’ Representative may reasonably request in connection with the transactions contemplated hereby.

8.7.          Effectiveness of Registration Statement. The Registration Statement shall have remained effective, as of the Closing Date, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or, to the Buyer’s Knowledge, threatened by the SEC or any other Governmental Authority.

8.8.         Third Party Consents. The foregoing conditions are for the sole benefit of the Company and the Sellers, and may be waived by the Sellers’ Representative, in whole or in part, and on behalf of the Company and each Seller at any time and from time to time on or prior to the Closing, as determined in the sole discretion of the Sellers’ Representative.

Article IX

Tax Matters

For purposes of this Article IX, unless otherwise specifically provided, all references to the Company shall be deemed to include the Company Subsidiary.

9.1.          Tax Covenants. The parties hereto hereby agree as follows:

(a)           Return Filings.

(i)            The Sellers’ Representative shall prepare and timely file or cause to be timely filed all Returns required to be filed by or with respect to the Company for (A) taxable years or periods ending prior to the Closing Date, the due date for filing of which (taking into account extensions) is after the Closing Date, and (B) taxable years or periods including, but ending on or after, the Closing Date (any such period, a “Straddle Period”). Any such Returns shall be prepared in a manner consistent with past practices employed by the Sellers with respect to the Company, except to the extent counsel for the Buyer determines there is no reasonable basis in Law therefor. The Sellers’ Representative shall pay directly to each relevant Taxing Authority any Taxes for a Pre-Closing Tax Period and Taxes for the Pre-Closing Tax Period of any Straddle Period in excess of any reserve therefor accrued in the Financial Statements within twenty (20) days after written demand therefor by Buyer, or twenty (20) days after the resolution of any objection by the Sellers’ Representative in respect thereof pursuant to Section 9.1(a)(ii) hereof, as applicable.

(ii)          The Sellers’ Representative shall provide the Buyer with a copy of any Return for a Pre-Closing Tax Period or Straddle Period that also includes Taxes, for which the Sellers may be liable, at least twenty (20) days prior to the due date for filing the Return (including extensions). In addition, with respect to any Straddle Period Returns, the Sellers’ Representative shall provide Buyer with a statement (including all available supporting schedules and information) certifying the amount of Tax shown on such Return that is allocable to the Sellers under Section 9.1(b) at least twenty (20) days prior to the due date for filing the Return (including extensions). The Buyer shall have the right to object to such Return within ten (10) days of receipt of such Return. If the Buyer objects to a Return, the Sellers’ Representative and the Buyer agree to use their best efforts to resolve the dispute. Any dispute not resolved within twenty (20) days after an objection shall be submitted to the Accounting Firm. The Accounting Firm’s review shall be limited to the disputed item and shall be concluded within ten (10) days. The parties acknowledge and agree that Buyer shall bear the percentage of the fees and expenses of the Accounting Firm that equals the difference between the sum of all differences between the Buyer’s calculation of the disputed item and the Accounting Firm’s ultimate determination of such disputed item, divided by the sum of all differences between Sellers’ calculation of a disputed item and Buyer’s calculation of a disputed item. Buyer shall bear the percentage of the fees and expenses of the Accounting Firm that equals the difference between the sum of all differences between the Buyer’s calculation of a disputed item and the Accounting Firm’s ultimate determination of such disputed item, divided by the sum of all differences between Buyer’s calculation of a disputed item and Sellers’ calculation of a disputed item.

(b)           Certain Straddle Period Determinations. In the case of any Straddle Period (i) real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Closing Tax Period of the Straddle Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the Pre-Closing Tax Period of the Straddle Period shall be determined based on actual closing of the books as if such taxable period ended as of the end of business on the day immediately prior to the Closing Date.

(c)           Amended Returns; Carrybacks. To the extent such action could result in an indemnity payment pursuant to Section 9.2(a), unless required by Law to do so:

(i)	Neither the Buyer nor any Affiliate of Buyer shall amend, refile or otherwise modify or cause or permit the Company to amend, refile or otherwise modify, any election or Return relating in whole or in part to the Company with respect to any taxable year or period, or portion thereof, ending before the Closing Date without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, delayed or conditioned if the failure to amend, refile or otherwise modify, any such election or Return would not result in any Losses to the Sellers but would result in Losses to the Company or any of the Buyer Indemnified Parties.

(ii)	Neither the Buyer nor any Affiliate of Buyer shall carry back, or cause or permit the Company to carry back, for federal, state, local or foreign Tax purposes, to any taxable year or period, or portion thereof, ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in, resulting from, or generated in connection with a taxable year or period, or portion thereof for which the Buyer is required to file a Return; provided, however, that with respect to a Straddle Period, any loss or credit recognized in a Straddle Period and attributable in whole or in part to the period before the Closing, such loss or credit may be carried back and any refund resulting therefrom shall be split based on the parties relative share (determined pursuant to clause (ii) of Section 9.1(b)) of such Straddle Period loss or credit.

(iii)	Notwithstanding clauses (i) and (ii) above, the Buyer shall have the right to file amended Returns, with any relevant Taxing Authority if the Buyer determines, in its reasonable discretion, that filing any such amended Tax Returns is required in order for the Company to comply with any applicable Tax regulations.

(iv)	Without the prior written consent of the Sellers’ Representative, neither the Buyer nor any Affiliate of the Buyer shall take, or cause or permit the Company to take, any action which could, for any taxable period, or portion thereof, ending on or before the Closing Date, (A) increase the Company’s or any Affiliates’ liability for Taxes, (B) result in, or change the character of, any income or gain (including any Subpart F. income) that the Company or any of its Affiliates must report on any Return, or (C) result in a decrease, or change the character of, any credits against Tax (including credits for foreign Taxes paid or deemed paid) that would otherwise be available to the Company or any of its Affiliates.

(d)          Tax Certificates. At or prior to the Closing, the Company, and the Sellers’ Representative, if applicable, shall deliver to the Buyer such other clearance certificate(s) or similar document(s) which may be required by any Tax Authority to relieve the Buyer or the Company of (i) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement; and (ii) any liability for withholding Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

(e)           Transfer Taxes. The Sellers, on the one hand (which obligation may be paid on their behalf by the Sellers’ Representative), and the Buyer, on the other, shall each pay one-half of all transfer, documentary, registration and similar Taxes not based on net income, together with any related fees, penalties, interest and additions to such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes, the “Transfer Taxes”) incurred in connection with and as a result of the Share Purchase. The Sellers Representative and the Buyer shall cooperate in timely preparing and filing all Returns as may be required to comply with the provisions of such Tax Laws. Each such party shall use its commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in timely providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

9.2.          Tax Indemnification and Related Matters.

(a)           Indemnification. The Buyer Indemnified Parties shall be indemnified and held harmless jointly and severally by the Sellers from, against and in respect of the full amount of any and all Losses incurred or suffered by the Buyer Indemnified Parties or any of them:

(i)	in respect of Taxes of the Company in connection with any Pre-Closing Tax Period in excess of any reserve for such Taxes accrued in the Financial Statements;

(ii)	in respect of any breach or inaccuracy of a representation or warranty set forth in Section 3.11 insofar as such Losses relate to any Taxes; and

(iii)	(as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) relating to the Tax obligations of any Person (other than the Company) which is or has ever been affiliated with the Company or with whom the Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Return, prior to the Closing Date.

(b)           Payment of Claims. With respect to any indemnification claims made under this Section 9.2, the Buyer shall first seek recovery from the R&W Insurance Policy before seeking any recovery from Sellers. Sellers shall be obligated to make indemnity payments under this Section 9.2 only after the expiration of the R&W Insurance Policy, if the coverage limits under the R&W Insurance Policy have been reached, or if the R&W Insurance Policy does not otherwise cover such claim, whether due to the Indemnification Threshold or otherwise; provided, however, if the Buyer reasonably believes that the carrier under the R&W Insurance Policy incorrectly determined that any such claim is not covered by the R&W Insurance Policy, the Buyer shall first pursue a claim against the R&W Insurance Policy before seeking any recovery from the Sellers in the amount of such claim, provided, further, that the Sellers agree to indemnify the Buyer for all reasonable attorney's fees and expenses incurred by the Buyer in pursuing such claim against the carrier under the R&W Insurance Policy. Subject to the foregoing, any indemnity payment to be made under this Section 9.2 by Sellers shall be paid in cash in the manner and pursuant to the provisions of Section 11.6. Any such indemnification payments shall be paid within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case later than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

(c)           Notification. If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to the indemnified parties pursuant to this Section 9.2, the indemnified parties shall notify the indemnifying parties reasonably promptly of such claim (a “Tax Claim”); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent the indemnifying parties have actually been prejudiced as a result of such failure.

(d)          Control of Proceedings. The Sellers’ Representative and the Buyer shall control all proceedings taken in connection with any Tax Claim relating to the Company for any taxable period for which that party is charged with payment or indemnification responsibility for such Tax Claim and may make all decisions in connection with such Tax Claim, provided, however, that the Sellers’ Representative and counsel of their own choosing shall have the right, solely at their own expense, to participate in the prosecution or defense of such Tax Claim; provided, further, that the Sellers’ Representative shall have no right to participate in the Tax Claim where any Taxing Authority alleges fraudulent conduct, fraud, conduct involving dishonesty or that any criminal offense has been committed by the Sellers or the Company prior to the Closing Date. Any unresolved disputes shall be handled in the manner set forth in Section 9.1(a)(ii) above.

9.3.         Coordination with Agreement. In the event the provisions of this Article IX conflict with any other provisions of this Agreement, this Article IX shall exclusively govern all matters concerning Taxes.

Article X

Termination

10.1.        Termination Events.  This Agreement may be terminated and the Share Purchase may be abandoned at any time prior to the Closing Date without prejudice to any other rights or remedies any party hereto may have:

(a)           by written agreement, entered into between the Parent and the Sellers’ Representative; or

(b)           by the Parent or the Sellers’ Representative;

(i)	if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Share Purchase or the issuance of the Payment Shares illegal or otherwise preventing or prohibiting consummation of the Share Purchase or the issuance of the Payment Shares; provided, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such injunction, order, decree or ruling and has otherwise complied in all material respects with its obligations under this Agreement; or

(ii)	if the Share Purchase or the issuance of the Payment Shares shall not have occurred on or before April 30, 2020 (the “Termination Date”); provided, that if any of the consents set forth on Schedule 6.4(c) have not been received (and are still pending and the requirement for the delivery thereof at Closing has not been waived by Buyer), Buyer or the Company may extend the Termination Date for an additional period of up to thirty (30) days in order to obtain such approvals by providing written notice thereof to the other; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party that has breached in any material respect its obligations under this Agreement if such breach shall have been a principal cause of, or resulted in, the failure to consummate the Share Purchase or issue the Payment Shares to Sellers by such date.

(c)           by the Buyer:

(i)	if any representation or warranty of the Company or the Sellers was inaccurate or was breached in any material respect as of the Termination Date and the Company or the Sellers had Knowledge that such representation or warranty was inaccurate or had been breached at such time;

(ii)	if the Company or the Sellers shall have failed to perform in any material respect any of its covenants, agreements or other obligations contained in this Agreement, which failure to perform (A) gives rise to the failure of a condition set forth in Article VII, and (B) is incapable of being cured or, if curable, has not been cured by the Company or the Sellers within fifteen (15) calendar days after they have been provided with written notice from Buyer or Parent of such breach or failure to perform; or

(iii)	if any of the conditions set forth in Article VII shall not have been to satisfied provided, however, that termination by Buyer under this subsection 10.1(c)(iii) may not be elected prior to the Termination Date; or.

(iv)	if the Company, the Company Subsidiary or the Sellers shall have failed to perform in any material respect any of their covenants, agreements or other obligations contained in Section 6.9 of this Agreement (other than the notification requirements contained in clauses (a), (b) and (c) of Section 6.9; provided, that all other provisions of such Section 6.9 are complied with and observed).

(d)           by the Sellers’ Representative:

(i)	if any representation or warranty of the Buyer or Parent was inaccurate or was breached in any material respect as of the Termination Date and the Buyer or Parent had Knowledge that such representation or warranty was inaccurate or had been breached at such time;

(ii)	if Buyer or Parent shall have failed to perform in any material respect any of its covenants, agreements or other obligations contained in this Agreement, which failure to perform (A) gives rise to the failure of a condition set forth in Article VIII, and (B) is incapable of being cured or, if curable, has not been cured by Buyer or Parent within fifteen (15) calendar days after they have been provided with written notice from the Sellers’ Representative of such breach or failure to perform; or

(iii)	if any of the conditions set forth in Article VIII shall not have been satisfied provided, however, that termination by the Sellers’ Representative under this subsection 10.1(d)(iii) may not be elected prior to the Termination Date.

Article XI

Survival; Indemnification

11.1.        Survival. All representations and warranties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing Date through and including the eighteen month anniversary of the Closing Date; provided, that the representations and warranties of the parties contained in Sections 3.1 (Organization of the Company), 3.2 (Capitalization of the Company), 3.3 (Authorization; Enforceability), 3.11 (Taxes), 3.13 (Employee Benefit Plans), 3.19 (Environmental Matters), 3.22 (Brokers and Finders), and in Article IV shall survive the Closing Date through and including the three year anniversary of the Closing Date. All covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing Date without limitation as to time. If proper notice of an indemnification claim is given in accordance with this Agreement before expiration of the applicable representation, warranty or covenant, then notwithstanding the expiration thereof, any claim based on such representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of such claim. Nothing in this Article XI shall limit or prohibit the rights of the Buyer and/or its Affiliates to pursue recoveries under the R&W Insurance Policy.

11.2.        Intentionally Omitted

11.3.        Indemnification.

(a)           By the Company (prior to Closing) and the Sellers. Subject to the limitations set forth in this Article XI, and excluding the matters as to which separate indemnification is provided under Section 9.2, the Buyer and its directors, officers, employees, agents, successors and assigns, at any time, and, after the Closing, such aforementioned parties and the Company and its directors, officers, employees, agents, successors and assigns other than the Sellers (collectively, the “Buyer Indemnified Parties”) shall be indemnified and held harmless from, against and in respect of the full amount of any and all Losses incurred or suffered by the Buyer Indemnified Parties or any of them, (x) after the Closing, jointly and severally by the Sellers with respect to Losses indemnified against in clauses (i) through (viii) below, it being understood and agreed that the Sellers shall not have any claims against any Buyer Indemnified Party, by way of contribution or otherwise, in the event that Sellers have any Liabilities or obligations hereunder; and (y) prior to the Closing, jointly and severally by the Company and the Sellers with respect to Losses indemnified against in clauses (i) through (viii) below:

(i)	in respect of, arising from, in connection with, or incident to any breach of, or inaccuracy in, any representation or warranty made by the Company, the Company Subsidiary or the Sellers in Article III of this Agreement or in any Seller Ancillary Agreement, other than the representations and warranties made by the Company in Section 3.11 or Article IX hereof;

(ii)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of the Company in this Agreement or in any Seller Ancillary Agreement to the extent required to be performed by it on or prior to the Closing, unless waived by Buyer in writing on or prior to the Closing;

(iii)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of the Sellers’ Representative contained in this Agreement or in any Seller Ancillary Agreement;

(iv)	in respect of, arising from, in connection with, or incident to (whether in whole or in part) the conduct of the business or ownership of the Company on or prior to the Closing Date other than with respect to any matters(s) addressed and disclosed in the Seller Disclosure Schedule, the Financial Statements and/or otherwise taken into account in the Adjustment Amount;

(v)	in respect of, arising from, in connection with, or incident to any Seller’s ownership of any Real Property;

(vi)	in respect of, arising from, in connection with, or incident to the sale of that certain airplane identified on Schedule 6.13(a);

(vii)	in respect of, arising from, in connection with, or incident to any breach of, or inaccuracy in, any representation or warranty made by such Seller in Article IV hereof or in any Seller Ancillary Agreement;

(viii)	in respect of, arising from, in connection with, or incident to any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of such Seller in this Agreement or any Seller Ancillary Agreement; or

(ix)	in respect of, arising from, in connection with, or incident to those specific diligence matters identified as conditional exclusions to coverage in Article IV, clauses (L), (M), (N), (O)(ii) and (O)(iii) of the R&W Insurance Policy attached hereto as Exhibit E and/or a breach of, or inaccuracy in, Section 3.9(d) of this Agreement to the extent such matters become exclusions from coverage and/or are otherwise not covered by the R&W Insurance Policy that is bound on the Closing Date.

For the avoidance of doubt, subject to the Indemnification Threshold and other limitations set forth in Section 11.5, the Sellers shall have no obligation to indemnify the Buyer Indemnified Parties for any Losses arising under Sections 11.3(a)(i) and (vii), unless the same become indemnifiable claims under Section 11.3(a)(ix). Except as set forth in Section 11.3(a)(ix), the R&W Insurance Policy will be Buyer’s sole and exclusive remedy for any and all claims for Losses arising under Section 11.3(a)(i) and (vii) (other than breaches of Fundamental Representations (as defined below)), and the Sellers shall have no indemnification obligations with respect to any such Losses as a result of any rights of subrogation under the R&W Insurance Policy, except to the extent arising from Fraud by Sellers. For the purposes of Section 11.3(a), any inaccuracy in, or breach of any statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by any Sellers or the Company, and the amount of any Losses associated therewith, will be determined without regard for any materiality, Material Adverse Effect or similar qualification.

(b)         By the Buyer and the Parent. Subject to the limitations set forth in this Article XI, the Sellers and their respective heirs, distributees, directors, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) shall be indemnified and held harmless, by the Buyer and the Parent and, after the Closing, Buyer and the Company, from, against and in respect of the full amount of any and all Losses in respect of, arising from, in connection with, or incident to:

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(i)	any breach of, or inaccuracy in, any representation or warranty made by the Buyer and the Parent contained in Article V of this Agreement or in any Buyer Ancillary Agreement;

(ii)	any breach, violation, nonperformance or non-fulfillment of any covenants, agreements or obligations of the Buyer or the Parent or, to the extent required to be performed or complied with after the Closing, the Company contained in this Agreement or in any Buyer Ancillary Agreement, unless waived in writing on or prior to Closing; or

(iii)	in respect of, arising from, in connection with, or incident to (whether in whole or in part) the conduct of the business or ownership of the Company following the Closing Date.

11.4.      Notification of Claims. (a) In the event of the occurrence of an event which a Buyer Indemnified Party or a Seller Indemnified Party asserts constitutes a claim, the Buyer Indemnified Party or Seller Indemnified Party asserting such claim (such party hereinafter referred to as the “Indemnified Party”) shall provide prompt notice of such event to the Sellers’ Representative, the Sellers and, if such notification occurs prior to the Closing, to the Company (if the Buyer is the Indemnified Party) and the Sellers or to the Buyer (if one or more of the Sellers is the Indemnified Party) as applicable (such party or parties hereinafter referred to as the “Indemnifying Party”), and shall otherwise make available to the Indemnifying Party all relevant information which is material to the claim and which is in the possession of the Indemnified Party. An Indemnified Party’s failure to give timely notice or to furnish the Indemnifying Party with any relevant data and documents in connection with any Third Party Claim (as defined below) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Indemnifying Party. Notwithstanding the foregoing, the Buyer Indemnified Parties shall have no obligation hereunder to give notice for any claims relating to any Losses arising from any matter described on any Schedule or Exhibit to this Agreement.

(b)          If such event involves the claim of any third party (a “Third Party Claim”), the Indemnifying Party may elect, at such party’s sole expense (without prejudice to the right of the Indemnified Party to participate at its own expense through counsel of its own choosing), to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to the Indemnified Party, if the Indemnifying Party gives written notice of its intention to do so no later than thirty (30) days following receipt of notice of claims by an Indemnified Party pursuant to Section 11.4(a) or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of the failure to have received such notice, and the Indemnifying Party shall be entitled to maintain such control for so long as it actively and diligently pursues continue such defense, settlement, adjustment or compromise; provided, however, that if the Indemnified Party shall have reasonably concluded that separate counsel is required because either (i) a conflict of interest would otherwise exist, (ii) the Third Party Claim could reasonably be expected to have a Material Adverse Effect on the Indemnified Party, or (iii) the Third Party Claim and any claims that may be related thereto could reasonably be likely to exceed the amount of indemnification available to the Indemnified Party (either pursuant to the terms of this Article XI or as a result of the Indemnifying Party(ies) available financial resources), the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnified Party, and in such case the Indemnifying Party and Indemnified Party shall use all reasonable efforts to cooperate in such defense. Notwithstanding anything else to the contrary contained herein, the Indemnifying Party may not control the defense of a Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, (C) in which an adverse judgment, in the reasonable and good faith judgment of the Indemnified Party is likely to establish a precedential custom or practice adverse to the business interests or reputation of the Buyer or any of its Affiliates, (D) the defense of which the insurer under the R&W Insurance Policy elects to assume control, (E) that is covered by the R&W Insurance Policy, (F) with respect to which the Indemnified Party reasonably and in good faith determines that the conduct of the defense or any proposed settlement of any such Third Party Claim by the Indemnifying Party might be expected to adversely affect the ability of the Indemnified Party to conduct its business (including relationships with Governmental Authorities, employees, customers, suppliers or other Persons with whom the Indemnified Party conducts business) or (G) the defense, settlement, adjustment or compromise of which the Indemnifying Party is not actively and diligently pursuing. If the Indemnifying Party does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third Party Claim for which any Indemnified Party would be entitled to indemnification hereunder, then the Indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist such Indemnifying Party in connection with the handling of such claim, at the sole expense of the Indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated by the Indemnified Party, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), unless and until the Indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than thirty (30) days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or compromise of the same. No Indemnifying Party may settle, compromise or consent to the entry of any judgment in any Third Party Claim for which indemnification may be sought hereunder without the prior written consent of each Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement, compromise or consent (i) is for money damages only, (ii) the Indemnifying Party assumes complete financial responsibility for such settlement, compromise or consent (and demonstrates to the Indemnified Party that it has available all required financial resources therefor), (iii) could not otherwise be likely to cause a Material Adverse Effect on the Indemnified Party, and (iv) includes an express, unconditional release of the Indemnified Party and their directors, officers, agents, shareholders, consultants, employees and controlling persons from all Liabilities and obligations arising therefrom.

11.5.       Limitations on Indemnification.

(a)          Limitations on Indemnification by Sellers. Subject to the limitations on Sellers’ indemnification obligations set forth in the last paragraph of Section 11.3(a), Sellers shall have no obligation to make any indemnification payment to the Buyer Indemnified Parties pursuant to clauses (i) and (vii) of Section 11.3(a) until the Losses aggregate at least $450,000 in the first 18 months from and after the Closing Date, and $250,000 thereafter (the “Indemnification Threshold”), at which time the Buyer Indemnified Parties shall be indemnified dollar-for-dollar for the full amount of Losses in excess of the Indemnification Threshold; provided, however, that:

(i)	the Indemnification Threshold shall not be applicable with respect to breaches or inaccuracies of the representations and warranties or covenants set forth in Sections 3.1 (Organization of the Company), 3.2 (Capitalization of the Company), 3.3 (Authorization; Enforceability), 3.11 (Taxes), 3.13 (Employee Benefit Plans), 3.19 (Environmental Matters), 3.22 (Brokers and Finders), Article IV or the indemnification provided by Section 11.3(a)(v) and Section 11.3(a)(vi) of this Agreement (collectively, the "Fundamental Representations");

(ii)	other than with respect to indemnification payments made pursuant to breaches of Section 3.11 (Taxes) and except as otherwise provided in Section 11.3(a)(ix), Sellers shall have no obligation to make any indemnification payments to the Buyer Indemnified Parties pursuant to clauses (i) and (vii) of Section 11.3(a) in excess of an aggregate amount equal to $450,000 in the first 18 months from and after the Closing Date, and $250,000 thereafter;

(iii)	the foregoing limitations will not apply to (A) claims for indemnification pursuant to Section 9.2(a) in respect of breaches of, or inaccuracies in, Section 3.11 (Taxes), in which case the Sellers shall have no obligation to make any indemnification payments to the Buyer Indemnified Parties in excess of an aggregate amount equal to the Purchase Price as finally determined, or (B) claims based upon Fraud; and

(iv)	in no event shall the aggregate liability of Sellers for claims for Losses in respect of breaches of, or inaccuracies in, Fundamental Representations, Section 9.2 or pursuant to Sections 11.3(a)(ii), (iii), (vi) and (viii) exceed the Purchase Price as finally determined.

Nothing in this Article XI will be deemed to limit or prohibit any rights of the Buyer Indemnified Parties as against any insurer under the R&W Insurance Policy.

(b)          Limitations on Indemnification by the Buyer. No indemnification payment shall be made to the Seller Indemnified Parties pursuant to clause (i) of Section 11.3(b) until the amounts that the Seller Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $450,000 in the first 18 months from and after the Closing Date, and $250,000 thereafter, at which time the Seller Indemnified Parties shall be indemnified dollar-for-dollar for the full amount of indemnification hereunder in excess of such limitation; provided, however, that such limitation shall not be applicable with respect to breaches or inaccuracies of the representations and warranties set forth in Sections 5.2 (Authorization; Enforceability) and 5.6 (SEC Filings; Registration Statement) of this Agreement, provided, further, that no indemnification shall be required to be made to the Seller Indemnified Parties in excess of an amount equal to $10,000,000.

(c)          No Indemnified Party shall have a right to indemnification with respect to any special, speculative, incidental, consequential, indirect or punitive damages, or any loss of profits, diminution of value or multiples of earnings damages, incurred or suffered by an Indemnified Party under this Agreement.

11.6.        Payment of Claims.

(a)           With regard to any and all claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) Business Days prior to the date that the judgment creditor has the right to execute the judgment, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party or (iii) a settlement of the claim. The earliest to occur of clause (i), (ii) or (iii) above is referred to herein as a “Final Determination”. Notwithstanding the foregoing, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

(b)           The obligations of an Indemnifying Party to make payments in respect of indemnification pursuant to this Article XI shall be limited to the amount of any Losses that remains after deducting therefrom any insurance proceeds actually recovered by the Indemnified Party from any third party with respect thereto (including the Representations and Warranty Insurance Policy), net of any deductible amounts, increases in premiums and costs, expenses and Taxes paid or incurred with respect to such proceeds. The parties to this Agreement shall (and shall cause the other Indemnified Persons to) use their commercially reasonable efforts to make any claims for insurance available from any third party with respect to Losses for which any Indemnified Person will or may seek indemnification hereunder, and to diligently pursue such claims in good faith. If any such insurance proceeds are received by any Indemnified Person after receipt of any indemnification payment pursuant to this Article XI, the party receiving such proceeds shall promptly repay to the other party such portion of such indemnification payment equal to the amounts so recovered or realized.

(c)           The Indemnified Party shall use all commercially reasonable efforts to minimize and mitigate any Losses for which indemnification is sought under this Agreement. The Indemnified Party agrees that, for so long as it has any right of indemnification under this Agreement, it shall not, and it shall ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing or increase the cost of any obligation of the Indemnifying Party under this Article XI (and the Indemnifying Party shall not be obligated to indemnify an Indemnified Party for any Losses to the extent arising from any such voluntary or discretionary action), except to the extent that such action is taken (i) in the Ordinary Course of Business (and not with the intent of discovering a condition that would constitute the breach of any representation or warranty, or the breach of any, covenant or other agreement, of any other Party) and (ii) without violating the immediately preceding clause (i), in order to enforce its rights under this Agreement.

11.7.        No Circular Recovery. Each Seller hereby agrees that, after the Closing, such Seller will not make any claim for indemnification against the Buyer or the Company by reason of the fact that such Seller was a controlling person, director, officer, employee or representative of the Company or was serving as such for another Person at the request of the Buyer, the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, Governing Document, contractual obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Party against any Seller pursuant to this Article XI. With respect to any claim brought by a Buyer Indemnified Party against any Seller relating to this Agreement or any Seller Ancillary Agreement, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Seller pursuant to this Article XI.

11.8.        Tax Treatment. All payments made under this Article XI shall be treated as adjustments to the Purchase Price for all tax purposes to the extent permitted by Law.

11.9.        Exclusive Remedy. Except as set forth in Section 13.11, or in connection with a claim involving Fraud, the rights and remedies set forth in this Article XI shall be the sole and exclusive rights and remedies of the parties hereto under or with respect to the subject matter of this Agreement. Each of the parties hereto hereby waives any and all claims and any cause of action, other than a claim involving Fraud, for monetary damages under or with respect to the subject matter of this Agreement (other than any claims or causes of action arising out of this Article XI) that it might otherwise be entitled to assert against any other party hereto.

Article XII
Additional Agreements

12.1.        Termination of Certain Agreements. The Company and each of the Sellers hereby agree that, effective immediately prior to the Closing, and without further action by such parties, such Contracts as set forth on Schedule 12.1 shall be terminated without any further obligation on the part of any party thereto in connection with such termination, and shall thereupon be of no further force and effect.

12.2.        Authorization of Sellers’ Representative.

(a)           Upon execution and delivery of this Agreement by each of parties hereto, the Sellers’ Representative is hereby appointed, authorized and empowered to act for the benefit of the Sellers and, prior to the Closing, the Company, in connection with and to facilitate the consummation of the transactions contemplated hereby, as the exclusive agent and attorney-in-fact to act on behalf of each Seller and, prior to the Closing, the Company, with respect to this Agreement, and as the non-exclusive agent for such parties (other than the Company) after the Closing, for the purposes and with the powers and authority hereinafter set forth in this Section 12.2, which shall include the power and authority:

(i)	to execute and deliver such waivers and consents in connection with this Agreement, and the consummation of the transactions contemplated hereby, as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable;

(ii)	as Sellers’ Representative, to enforce and protect the rights and interests of the Sellers (including the Sellers’ Representative, in its capacity as a Seller) and, prior to the Closing, the Company, and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Sellers’ Representative believes is necessary or appropriate under this Agreement for and on behalf of the Sellers and, prior to the Closing, the Company, including, without limitation, defending all claims for indemnification made by the Buyer, and/or Purchase Price adjustment matters (including any dispute(s) with the Buyer related thereto) consenting to, compromising or settling all indemnification claims of the Buyer, conducting negotiations with the Buyer and its representatives regarding such claims, and engaging counsel, accountants or other representatives in connection with the foregoing matters, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by the Buyer, the Company (after the Closing) or any Person, or by any federal, state or local Governmental Authority against the Sellers’ Representative and/or any of the Sellers, and receive process on behalf of any or all of the Sellers in any such claim, action, proceeding or investigation, and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iii)	to refrain from enforcing any right of the Sellers and, prior to the Closing, the Company, or any of them and/or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Sellers’ Representative, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by the Sellers or the Company, in such circumstances, unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative; and

(iv)	to make, execute, acknowledge and deliver all such other agreement, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)           The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment from the consideration payable to the Sellers of all its expenses incurred as the Sellers’ Representative. In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act taken which represents gross negligence or willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller. Each Seller shall indemnify the Sellers’ Representative against all Losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any Litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder or otherwise. The foregoing indemnification shall not be deemed exclusive of any other right to which the Sellers’ Representative may be entitled apart from the provisions hereof. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for his or her gross negligence or willful misconduct. In the event of any claim for indemnification hereunder, upon written notice from the Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of his or her ratable share of the amount of such deficiency.

(c)            All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(d)           Notwithstanding anything herein to the contrary, each Seller hereby acknowledges that neither the Buyer, nor the Company (after the Closing) shall have any responsibility or obligation whatsoever to any Seller or to any other party with respect to or arising out of any actions taken or any inaction by the Sellers’ Representative, and nothing contained herein shall limit or affect in any manner whatsoever the responsibilities or obligations of the Sellers’ Representative, howsoever arising, or release the Sellers’ Representative from any Liabilities with respect to, the Buyer and/or the Company (after the Closing). The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller; and (ii) shall survive the delivery of an assignment by a Seller or any of the whole or any fraction of his or her interest hereunder.

(e)            The Buyer shall be entitled to rely in good faith upon any certification, notice, direction, request, waiver or consent given to the Buyer by the Sellers’ Representative (or its designated representatives).

(f)            In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, the Sellers’ Representative (in its capacity as Sellers’ Representative) shall incur no responsibility whatsoever to the Buyer, the Company (after the Closing) or any of the Buyer Indemnified Parties by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document for any Loss or otherwise. The Sellers hereby assume full liability for any breach of this Agreement by the Sellers’ Representative (in its capacity as the Sellers’ Representative).

(g)           The Sellers’ Representative (in its capacity as the Sellers’ Representative) shall not have any liability whatsoever to the Buyer, the Company, the Sellers or any of the Buyer Indemnified Parties for indemnification or otherwise pursuant to this Agreement, or any agreement entered into or certificate delivered in connection with the Closing or the transactions contemplated by this Agreement.

(h)            The Sellers’ Representative may resign as such upon ten (10) days following the giving of prior written notice to the Buyer and the Sellers. Upon such resignation (or death), the Sellers’ Representative shall be fully released and relieved of all duties and responsibilities under this Agreement. In the event of such resignation (or death), David B. Sanderson shall be appointed as the successor Sellers’ Representative, and shall be subject to the duties and obligations and shall have the rights and interests of the Sellers’ Representative for all purposes hereunder.

Article XIII
Miscellaneous

13.1.        Expenses. Except as otherwise expressly provided for herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, accountants, and other advisors.

13.2.        Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.3.        Further Assurances. Each of the parties hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement.

13.4.        Waiver. Any provision of this Agreement may be waived at any time in writing by the party which is entitled to the benefits thereof.

13.5.       Entire Agreement. This Agreement (together with the certificates, agreements, exhibits, schedules, instruments and other documents referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter, including without limitation both the Existing Confidentiality Agreement and that certain letter of intent previously entered into by and between the Company and the Parent as of December 29, 2019.

13.6.        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES.

13.7.        Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if jurisdiction thereto is not permitted by Law, the state courts of the State of New York located in New York County) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.12 is reasonably calculated to give actual notice. NOTWITHSTANDING THE FOREGOING, (I) THE SEEKING OF INJUNCTIVE RELIEF (INCLUDING, WITHOUT LIMITATION, FOR SPECIFIC PERFORMANCE) SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 13.11 HEREOF AND (II) THE EXCLUSIVE CHOICE OF FORUM SET FORTH ABOVE SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

13.8.        Debt Financing Matters. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (a) that any Litigation, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitment, the Debt Financing or the performance of services thereunder or related thereto, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Litigation to the exclusive jurisdiction of such court, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Litigation in any other court, (c) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 13.12 shall be effective service of process against them for any such Litigation brought in any such court, (d) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Litigation in any such court, (e) to waive and hereby waive any right to trial by jury in respect of any such Litigation, (f) that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (g) that any such Litigation shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (h) none of the Debt Financing Sources will have any liability to the Company, the Sellers or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company, the Sellers nor any of their respective Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder, and in no event shall the Company or the Sellers be entitled to seek the remedy of specific performance of this Agreement against the Debt Financing Sources; and (i) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements (and such provisions shall not be amended without the prior written consent of the Debt Financing Sources).

13.9.        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THIS SECTION 13.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.10.      Assignment. None of the parties may assign this Agreement to any other Person without the prior written consent of the other parties hereto.

13.11.      Specific Performance. Each of the Buyer, the Parent, the Company, the Sellers and the Sellers’ Representative acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement which govern the conduct of the parties are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement (other than the provisions of Section 6.10 and Section 6.11, which are governed by Section 6.12 regarding remedies) which govern the conduct of the parties and, notwithstanding any other provision hereof, to enforce specifically this Agreement and said terms and provisions hereof in any action instituted in any court having jurisdiction over such parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity.

13.12.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by electronic mail, (c) on the fifth Business Day following mailing by registered or certified mail (return receipt requested), or (d) on the next Business Day following deposit with an overnight delivery service of national reputation, to the parties at the following physical addresses and/or email addresses (or at such other physical address and/or email address for a party as may be specified by like notice):

If to the Company (after the Closing) or to the Buyer:

Clarus Corporation
2084 E 3900 S
Salt Lake City, Utah 84124
Attn: Aaron J. Kuehne
Email: aaron.kuehne@claruscorp.com

With a copy (which will not constitute notice) to:

Kane Kessler, P.C.
666 Third Avenue
New York, New York 10017
Attn.: Robert L. Lawrence, Esq.
Email: rlawrence@kanekessler.com

If to the Company (before the Closing) or to the Sellers’ Representative:

S.K.B. Corporation
434 W. Levers Pl.
Orange, CA 92867
Attn.: Steven Kottman
Email: steve@skbcases.com

With a copies (which shall not constitute notices) to:

Dykema Gossett PLLC
333 South Grand Avenue, Suite 2100
Los Angeles, California 90071
Attn: Thomas M. Cleary, Esq.
Email: tcleary@dykema.com

Wu & Reddy, a Prof. Corp.

98 Discovery

Irvine, CA 92618

Attn: Charles C.H. Wu, Esq.

Email: cchwu@wclawyers.com

If to a Seller, to the address set forth below his name on the signature page hereto, in each case with a copy to the Sellers’ Representative and copies (which shall not constitute notices) to:

Dykema Gossett PLLC
333 South Grand Avenue, Suite 2100
Los Angeles, California 90071
Attn: Thomas M. Cleary, Esq.
Email: tcleary@dykema.com

Wu & Reddy, a Prof. Corp.

98 Discovery

Irvine, CA 92618

Attn: Charles C.H. Wu, Esq.

Email: cchwu@wclawyers.com

13.13.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.14.     Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including by electronic mail, it being understood that each of the parties need not sign the same counterpart.

13.15.     Exhibits and Schedules. The exhibits and schedules to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

13.16.     Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement which shall remain in full force and effect.

13.17.    No Third Party Beneficiaries. Subject to Section 13.8, there are no third party beneficiaries of this Agreement or of the transactions contemplated hereby, and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns, and including, with respect to the Sellers, the Sellers’ Representative) any right to insist upon or to enforce the performance of any of the obligations contained herein.

13.18.     Time of the Essence. Time is of the essence with respect to the obligations of the parties hereunder.

13.19.     Negotiation of Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the other documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties hereto and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

13.20.     Amendment. Subject to 13.8, to the extent permitted by applicable Law, this Agreement may be amended, or any condition set forth herein can be waived in writing, at any time by action taken by the Buyer and the Sellers’ Representative alone.

13.21.     Joint Representation. Buyer shall not, and shall cause both the Parent and the Company not to, seek to have Dykema Gossett LLP (“Dykema”) disqualified from representing Sellers in connection with any dispute that may arise among the parties in connection with this Agreement or the transactions contemplated hereby, solely by reason of the fact that Dykema has or may have represented any one or more Sellers or their Affiliates (including the Company) as counsel in connection with any matter (including the transactions contemplated by this Agreement) prior to the Closing. Any attorney-client privilege, attorney work-product protection or expectation of client confidence arising between or among the Company and/or the Sellers (but only prior to the Closing), on the one hand, and Dykema, on the other hand, in connection with Dykema’s representation of the Company and/or the Sellers prior to the Closing, in connection with the transactions contemplated by this Agreement, shall be, at Closing, assigned to and controlled by the Sellers (as such), may be waived only by the Sellers (and not the Company), and shall not pass to or be claimed or used by any of the Parent, the Buyer and/or the Company without prior written consent of the Seller’s Representative.

13.22.     Parent Guaranty. Parent, in consideration and as a condition of Sellers’ and the Company’s entering into the Agreement to which this is appended, hereby irrevocably and unconditionally guaranties to and for the benefit of Sellers and the Company the full and timely performance by Buyer of its obligations under this Agreement. This Parent Guaranty constitutes an absolute, unconditional, present and continuing guaranty (of payment, and not of collection, as applied to obligations for the payment of money), and shall be binding on the Parent and its successors and assigns. Any and all payments made pursuant to this Parent Guaranty will be made without withholding or deduction for or on account of any present of future Taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payments.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

Parent:			Company:

Clarus Corporation			S.K.B. Corporation

By:	/s/ Aaron J. Kuehne	By:	/s/ Steven A. Kottman
	Name: Aaron J. Kuehne		Steven A. Kottman
	Title: Chief Financial Officer and Chief Administrative Officer		President

Buyer:			Sellers:

Everest/Sapphire Acquisition, LLC

By:	/s/ Aaron J. Kuehne		/s/ David B. Sanderson
	Name: Aaron J. Kuehne		David B. Sanderson
Title: Secretary and Treasurer
Address:

/s/ Steven A. Kottman
Steven A. Kottman

Address:

Sellers’ Representative:

/s/ Steven A. Kottman
Steven A. Kottman

Address:

[Signature Page to Stock Purchase Agreement]